ANNEX A
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            AMENDED AND RESTATED CREDIT AGREEMENT



                         by and among



                     CARTER-WALLACE, INC.


                  THE LENDERS PARTY HERETO,


                    THE BANK OF NEW YORK,

              AS AGENT AND AS SWING LINE LENDER


                       ________________

                         $150,000,000

                       ________________



                 Dated as of October 1, 1995


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
 AMENDED AND RESTATED CREDIT AGREEMENT, dated as of October 1,
  1995, among CARTER-WALLACE, INC., a Delaware corporation (the "Company"), the Lenders party hereto (each a "Lender" and, col-lectively, the "Lenders"), and THE BANK OF NEW YORK, as agent for the Lenders hereunder (in such capacity, the "Agent") and as swing line lender (in such capacity, the "Swing Line Lender") and THE CHASE MANHATTAN BANK, N.A., as co-agent (in such capacity, the "Co-Agent").

                       R E C I T A L S

      I. Reference is made to the Credit Agreement, dated as of October 1, 1991, by and among the Company, the Agent and the Lenders party thereto, as amended by Amendment No. 1, dated as of October 1, 1993 and Amendment No. 2, dated as of October 1, 1994 (the "Existing Credit Agreement").

      II. The Company, the Agent and the Existing Lenders desire to amend and restate the Existing Credit Agreement in its entirety, to, among other things, (i) substitute The Bank of Nova Scotia for Banco Popular as a Lender, (ii) increase the Aggregate Commitments and the Revolving Credit Commitment of each Lender after giving effect to such substitution, (ii) extend the Termination Date, (iv) add a swing line sublimit, (v) add a competitive bid borrowing option, and (vi) change certain covenants and definitions thereunder.

      III. For convenience, this Agreement is dated as of October 1, 1995, and references to certain matters relating to the period prior to the date hereof have been deleted.


  1.  DEFINITIONS

      1.1  Defined Terms.

           As used in this Agreement, terms defined in the preamble and the recitals have the meanings therein indicated, and the follow-ing terms have the following meanings:

      "Accountants": KPMG Peat Marwick, LLP, or any successor thereto, or such other firm of certified public accountants of recognized national standing as shall be selected by the Company and (unless such other firm shall be one of the so-called "Big Six" accounting firms) as shall be satisfactory to the Required Lenders.

      "Affected Loan": as defined in paragraph 3.8.

      "Affiliate": as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 25% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause direction of the management and policies of such Person whether by contract or otherwise.

      "Aggregate Commitment Amount": at any time, the sum of the Revolving Credit Commitments of the Lenders at such time.

      "Aggregate Credit Exposure": at any time, the sum at such time of (a) the aggregate Committed Credit Exposure of the Lenders at such time and (b) the aggregate outstanding principal balance of all Competitive Bid Loans at such time.

      "Aggregate Commitments": the sum of the Revolving Credit
  Commitments set forth in Exhibit A, as the same may be reduced pursuant to paragraph 2.6.

      "Agreement": this Amended and Restated Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

      "Alternate Base Rate": on any date, a rate of interest per annum equal to the higher of (i) the BNY Rate in effect on such date or (ii) the Federal Funds Rate in effect on such date plus 1/2 of 1%.

      "Alternate Base Rate Loans": Revolving Credit Loans (or any portions thereof) at such time as they (or such portions) are made or are being maintained at a rate of interest based upon the Alternate Base Rate.

      "Applicable Margin": at all times during the applicable periods set forth below with respect to the unpaid principal balance of the LIBOR Loans, the applicable percentage set forth below next to such period:


                                                Applicable
       Period                                   Margin

       at any time when
       the Interest Coverage
       Ratio is greater than
       or equal to 3.0:1.0,                                  .25%

       at all other times                                    .50%


      Changes in the Applicable Margin resulting from changes in the Interest Coverage Ratio shall become effective upon the delivery by the Company to the Agent of a certificate pursuant to paragraph 7.1(b)(ii)(2) or 7.1(c), as the case may be, evidencing a change in the Interest Coverage Ratio, provided that any change in the Interest Coverage Ratio evidenced by a certificate delivered pursuant to paragraph 7.1(c) after the end of any fiscal year which results in an increase in the Applicable Margin shall be effective as of the 60th day after the end of such fiscal year. If the Company shall fail to deliver such a certificate within 60 days after the end of any fiscal quarter or within 105 days after the end of any fiscal year end as required by paragraphs 7.1(b)(ii)(2) and 7.1(c), as the case may be, any change in the Applicable Margin resulting from a change in the Interest Coverage Ratio evidenced by such certificate shall (subject to the proviso to the preceding sentence) be effective as of the date such certificate was required to be delivered pursuant to paragraph 7.1(b)(ii)(2) or 7.1(c) (whichever shall be applicable).

      "Assignment Fee": as defined in paragraph 11.7(b).

      "Authorized Signatory": in respect of a Person, the chairman of the board, the president, any vice president, any assistant secretary, any assistant treasurer or any other duly authorized officer
  (acceptable to the Agent) of such Person.

      "Benefited Lender": as defined in paragraph 11.18(a).

      "BNY": The Bank of New York.

      "BNY Rate": a rate of interest per annum equal to the rate of interest publicly announced in New York City by BNY from time to time as its prime commercial lending rate, such rate to be adjusted automatically (without notice) on the effective date of any change in such publicly announced rate.

      "Borrowing Date": any date on which the Lenders make Revolving Credit Loans or the Swing Line Lender makes a Swing Line Loan, each in accordance with a Borrowing Request, or a Lender makes a Competitive Bid Loan pursuant to a Competitive Bid accepted by the Company.

      "Borrowing Request": as defined in paragraph 2.3.

      "Business Day": for all purposes other than as set forth in clause (ii) below, (i) any day other than a Saturday, Sunday or other day on which commercial banks located in New York City are authorized or required by law or other governmental action to close and (ii) with respect to all notices and determinations in connection with, and pay-ments of principal and interest on, LIBOR Loans, any day which is a Business Day described in clause (i) above and which is also a day on which dealings in foreign currency and exchange and LIBOR funding between banks may be carried on in London, England.

      "CERCLA": as defined in paragraph 4.17.

      "Code": the Internal Revenue Code of 1986, as the same may be amended from time to time, or any successor thereto, and the rules and regulations issued thereunder, as from time to time in effect.

      "Commitment Percentage": as to any Lender, the percentage set forth opposite the name of such Lender in Exhibit A under the heading "Commitment Percentage".

      "Commitment Period": the period from the Effective Date to, but excluding, the Termination Date.

      "Committed Credit Exposure": with respect to any Lender at any time, the sum at such time of (a) the outstanding principal balance of such Lender's Revolving Credit Loans and (b) the Swing Line
  Exposure of such Lender.

      "Commonly Controlled Entity": a Person, whether or not incorporated, which is under common control with the Company within the meaning of Section 414(b) or 414(c) of the Code.

      "Compensatory Interest Payment": as defined in paragraph 3.4(c).

      "Competitive Bid": an offer by a Lender, in the form of Exhibit D-3, to make one or more Competitive Bid Loans.

      "Competitive Bid Accept/Reject Letter": a notification, in the form of Exhibit D-4, of the acceptance and/or rejection of Competitive Bids given by the Company to the Agent pursuant to paragraph 2.4(d)
  .

      "Competitive Bid Loan": each Loan by a Lender to the Company pursuant to paragraph 2.4.

      "Competitive Bid Rejection/Confirmation": a notification by the Agent to a Lender pursuant to paragraph 2.4(e) of either (i) the rejection by the Company of a Competitive Bid (or a portion thereof) made by such Lender, or (ii) confirmation by the Agent to a Lender pursuant to paragraph 2.4(e) of the acceptance by the Company of a Competitive Bid (or portion thereof) made by such Lender, each, substantially in the form of the applicable portion of Exhibit D-5.

      "Competitive Bid Note" and "Competitive Bid Notes": as defined in paragraph 2.4(i).

      "Competitive Bid Rate": (i) with respect to any Competitive Bid, the interest rate or rates at which a Lender offers to make one or more Competitive Bid Loans and (ii) with respect to each Competitive Bid Loan, the rate of interest accepted by the Company, pursuant to paragraph 2.4(d) as the interest rate such Competitive Bid Loan shall bear.

      "Competitive Bid Request": a request by the Company, in the form of Exhibit D-1, for Competitive Bids.

      "Competitive Interest Period": as to any Competitive Bid Loan, the period commencing on the date of such Competitive Bid Loan and ending on the date requested in the Competitive Bid Request with respect to such Competitive Bid Loan, which date shall not be earlier than 7 days after the date of such Competitive Bid Loan or later than 180 days after the date of such Competitive Bid Loan; provided, however, that if any Competitive Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would be a date on or after the Termination Date, in which case such Competitive Interest Period shall end on the next preceding Business Day, and provided further that no Competitive Interest Period shall end after the Business Day immediately preceding the Termination Date. Interest shall accrue from and including the first day of a Competitive Interest Period to but excluding the last day of such Competitive Interest Period.

      "Consolidated": the Company and its Subsidiaries which are consolidated for financial reporting purposes in accordance with GAAP.

      "Contingent Obligation": as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the beneficiary of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the beneficiary of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include the indorsement of instruments for deposit or collection in the ordinary course of business. The term Contingent Obligation shall also include the liability of a general partner in respect of the liabilities of a partnership in which it is a general partner. The amount of any Contingent Obligation of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated li-ability in respect thereof as determined by such Person in good faith.

      "Control Person": as defined in paragraph 3.6.

      "Conversion Date": the date on which a LIBOR Loan is Converted to an Alternate Base Rate Loan, or the date on which an Alternate Base Rate Loan is Converted to a LIBOR Loan, or the date on which a LIBOR Loan is Converted to a new LIBOR Loan, all in accordance with paragraph 3.3.

      "Convert", "Conversion" and "Converted": each, a reference to a conversion pursuant to paragraph 3.3.

      "Default": any of the events specified in paragraphs 9.1(a) through 9.1(k), whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

      "Dollars" and "$": lawful currency of the United States of America.

      "Domestic Lending Office": in respect of any Lender, initially, the office of such Lender designated as such in Exhibit B; thereafter, such other office or offices of such Lender, if any, which shall be making or maintaining Alternate Base Rate Loans, as reported by such Lender to the Agent.

      "EBIT": for any period, earnings from continuing operations of the Company and its Subsidiaries on a Consolidated basis before taxes, Interest Expense and extraordinary items in respect of such period.

      "Effective Date": the date on which executed counterparts of this Agreement have been delivered to the Agent by the Company and each Lender.

      "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations issued thereunder, as from time to time in effect.

      "Event of Default": any of the events specified in paragraphs 9.1(a) through 9.1(k), provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

      "Facility Fee": as defined in paragraph 3.11.

      "Federal Funds Rate": for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as published on the next succeeding Business Day and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average of the quotations for such day on such transactions received by BNY from three Federal funds brokers of recognized standing selected by BNY as determined by BNY and reported to the Agent.

      "Financial Statements": as defined in paragraph 4.16.

      "GAAP": generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied.

      "Governmental Body": any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator.

      "Highest Lawful Rate": the maximum rate of interest, if any, that at any time or from time to time may be contracted for, taken, charged or received on the Notes or which may be owing to the Swing Line Lender or any Lender pursuant to this Agreement under the laws applicable to such Lender and this transaction.

      "Indebtedness": without duplication, (i) all obligations in respect of borrowed money or for the deferred purchase or acquisition price of Property or services (excluding trade accounts payable and accrued liabilities which arise in the ordinary course of business) which are, in accordance with GAAP, includable as a liability on a Consolidated balance sheet of the Company, (ii) all amounts representing the capitalization in accordance with GAAP of rentals payable by the Company or a Subsidiary (other than pursuant to a lease under which the Company or a Subsidiary is the lessor) and (iii) all Contingent Obligations with respect to the foregoing.

      "Indemnified Liabilities": as defined in paragraph 11.5.

      "Indemnified Taxes": as defined in paragraph 3.10.

      "Interest Coverage Ratio": for any period, the ratio of (i) EBIT for such period to (ii) Interest Expense for such period, provided, however, that in computing EBIT there shall not be deducted from the earnings from continuing operations of the Company the charges, up to the amounts and taken at the time or times referred to in the proviso contained in the definitions of "Material Adverse Change" and "Material Adverse Effect".

      "Interest Expense": for any period, the sum of all interest (adjusted to give effect to all interest rate swap, cap or other interest rate hedging arrangements and fees and expenses in connection with the same, all as determined in accordance with GAAP), paid or accrued in respect of all Indebtedness for such period by the Company, as determined in accordance with GAAP.

      "Interest Payment Date": (i) as to any Alternate Base Rate Loan, the last day of each March, June, September and December, commencing on the first of such days to occur after such Alternate Base Rate Loan is made or any LIBOR Loan is converted to an Alternate Base Rate Loan, (ii) as to any Swing Line Loan, the Swing Line Maturity Date with respect thereto, (iii) as to any LIBOR Loan in respect of which the Company has selected a LIBOR Interest Period of one, two or three months, the last day of such Interest Period, (iv) as to any Competi-tive Bid Loan in respect of which the Company has selected a Com-petitive Interest Period of or 90 days or less, the last day of such Interest Period and (v) as to any LIBOR Loan or Competitive Bid Loan in respect of which the Company has selected an Interest Period greater than three months or 90 days, the last day of the third month or the 90th day of such Interest Period and the last day of such Interest Period.

      "Interest Period": a LIBOR Interest Period or a Competitive
  Interest Period, as the context may require.

      "Invitation to Bid": an invitation by the Agent to the Lenders to make Competitive Bids, in the form of Exhibit D-2.

      "Lending Office": with respect to any Lender, (a) initially, its office designated as either its Domestic Lending Office or its LIBOR Lending Office in Exhibit B, and (b) thereafter, such other office of such Lender or any of its affiliates or subsidiaries as it may designate as the office at which any of the Lender's Loans will thereafter be maintained and for the account of which payments of principal of, and interest on, such Loans will thereafter be made.

      "LIBOR Interest Period": with respect to any LIBOR Loan requested by the Company:

           (a)  initially, the period commencing on the Borrowing
        Date or Conversion Date with respect to such LIBOR Loan and ending one, two, three or six months thereafter, as selected by the Company in its irrevocable notice of borrowing given pursuant to paragraph 2.3 or its irrevocable notice of Conver-sion as given pursuant to paragraph 3.3; and

           (b) thereafter, each period commencing on the last day of the immediately preceding LIBOR Interest Period applicable to such LIBOR Loan and ending one, two, three or six months thereafter, as selected by the Company in its irrevocable notice of Conversion given pursuant to paragraph 3.3;

  provided, however, that all of the foregoing provisions relating to LIBOR Interest Periods are subject to the following:

                         (i) if any LIBOR Interest Period would otherwise
             end on a day which is not a Business Day, such LIBOR Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such LIBOR Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

                        (ii) any LIBOR Interest Period that begins on the
             last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Interest Period) shall end on the last Business Day of a calendar month;

                       (iii) no LIBOR Interest Period selected in respect of
             any Loan shall end after the Termination Date; and

                        (iv) the Company shall select LIBOR Interest Periods
             so as not to have more than five different LIBOR Interest Periods outstanding at any one time.

      "LIBOR Lending Office": in respect of any Lender, initially, the office of such Lender designated as such in Exhibit B (or, if no such office is specified, its Domestic Lending Office); thereafter, such other office, if any, of such Lender which shall be making or main-taining LIBOR Loans, as reported by such Lender to the Agent.

      "LIBOR Loans": collectively, Loans hereunder (or any portions thereof) at such time as they (or such portions) are made or being maintained at a rate of interest based upon the LIBOR Rate plus the Applicable Margin.

      "LIBOR Rate": with respect to any Interest Period applicable to any LIBOR Loan, the arithmetic average of the rates of interest per annum, rounded to the nearest 1/1000 of 1% or, if there is no nearest 1/1000 of 1%, then to the next higher 1/1000 of 1%, equal to the rate, as reported by each of the Reference Banks to the Agent, quoted by such Reference Bank to leading banks in the interbank eurodollar market as the rate at which such Reference Bank is offering Dollar deposits in an amount equal approximately to the LIBOR Loan of such Reference Bank to which such Interest Period shall apply for a period equal to such Interest Period, as quoted at approximately 11:00 A.M. two Business Days prior to the first day of such Interest Period. If any Reference Bank does not provide its quotation to the Agent, the LIBOR Rate shall be determined on the basis of the quotations reported by the remaining Reference Banks. The Company acknowledges that the LIBOR Rate is not adjusted for reserves with respect to Eurocurrency liabilities under Regulation D of the Board of Governors of the Federal Reserve System and agrees to pay to each Lender any additional costs with respect thereto to the extent set forth in paragraph 3.6(b).

      "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or other security agreement or security interest of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing.

      "Loan" and "Loans": each, a Revolving Credit Loan, a Swing Line Loan or a Competitive Bid Loan and, collectively, the Revolving Credit Loans, Swing Line Loans and Competitive Bid Loans.

      "Loan Documents": collectively, this Agreement and the Notes.

      "Mandatory Borrowing": as defined in paragraph 2.2(c).

      "Margin Stock": any "margin stock" as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time.

      "Material Adverse Change": a material adverse change in the business, Property, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, provided, however, that solely for the purposes of paragraphs 6.1(ii), 6.1(iii) and 9.1(f), (but without prejudice to any of the rights and remedies of the Agent, the Swing Line Lender and the Lenders arising out of any other provisions of this Agreement, including, without limitation, paragraphs 4.6, 7.11 and 7.12 and 9.1(j)), (i) the charge taken by the Company in the fiscal quarter ending June 30, 1995 relating to the closing of the Trenton, New Jersey condom manufacturing facility and
  (ii) the reduction in sales of, and the possible discontinuance by the Company of the manufacture and sale of, Felbatol and the charges, not in excess of $35,000,000, to be taken by the Company from time to time in connection therewith, shall not be deemed to constitute Material Adverse Changes.

      "Material Adverse Effect": a material adverse effect on the business, Property, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, provided, however, that solely for the purposes of paragraphs 6.1(ii), 6.1(iii) and 9.1(f), (but without prejudice to any of the rights and remedies of the Agent, the Swing Line Lender and the Lenders arising out of any other provisions of this Agreement, including, without limitation, paragraphs 4.6, 7.11 and 7.12 and 9.1(j)), (i) the charge taken by the Company in the fiscal quarter ending June 30, 1995 relating to the closing of the Trenton, New Jersey condom manufacturing facility and
  (ii) the reduction in sales of, and the possible discontinuance by the Company of the manufacture and sale of, Felbatol and the charges, not in excess of $35,000,000, to be taken by the Company from time to time in connection therewith, shall not be deemed to have a Material Adverse Effect.

      "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

      "Negotiated Rate": with respect to each Swing Line Loan, the rate per annum agreed to in writing by the Company and the Swing Line Lender as the interest rate which such Swing Line Loan shall bear.

      "Net Worth": at any date, the sum of the capital Stock and paid in surplus, plus retained earnings (or minus accumulated deficit) of the Company on a Consolidated basis.

      "Note" and "Notes": a Revolving Credit Note, the Swing Line Note or a Competitive Bid Note and, collectively, the Revolving Credit Notes, the Swing Line Note and the Competitive Bid Notes.

      "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any Governmental Body succeeding to the functions thereof.

      "Permitted Liens":

                  (i) Liens on Property of the Company and its Subsidiaries existing on the date hereof as set forth in Exhibit H;

                 (ii) Liens for Taxes, assessments or similar charges incurred in the ordinary course of business which are not delinquent or which are being contested in good faith in accordance with paragraph 7.4;

                (iii) statutory Liens of landlords and Liens securing claims of contractors, subcontractors, suppliers of goods, materials, equipment or services, or laborers or other like Liens arising in the ordinary course of business for amounts not yet due or which are being contested in good faith in accordance with paragraph 7.6;

                 (iv) Liens (other than any Lien imposed by ERISA) incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

                  (v) deposits or pledges to secure tenders, statutory obligations, surety bonds, appeal and release bonds, bids, leases, contracts, performance and return-of-money bonds and other similar obligations arising in the ordinary course of business (in all cases exclusive of obligations for the payment of Indebtedness);

                 (vi) easements, rights-of-way, restrictions and other similar charges or encumbrances affecting real Property which do not adversely affect the financial condition of the Company or any of its Significant Subsidiaries or interfere with the ordinary conduct of the business of the Company or any of its Significant Subsidiaries;

                 (vii) Liens on any Property purchased or constructed by the Company or any Subsidiary after the date hereof ("Acquired Property") to secure the deferred purchase or construction price thereof, or Liens on any Acquired Property created to secure Indebtedness incurred for the purpose of financing the purchase or construction thereof if such Liens are created at the time of or within 120 days after such purchase or the completion of such construction, as the case may be, or Liens existing on Acquired Property at the time of acquisition thereof by the Company or a Subsidiary and not created in contemplation of such acquisition, or, in the case of any Person which at any time hereafter becomes a Subsidiary, Liens in respect of such Person's Property existing at such time and not created in contemplation of such event; provided that, (A) no such Lien referred to in this clause (vii) shall at any time extend to or cover any Property of the Company or any Subsidiary other than the Property on which it was originally imposed, improvements to and proceeds of such Property and, if such Lien shall be imposed on Acquired Property hereafter constructed by the Company or any Subsidiary, theretofore unimproved real property on which such Acquired Property shall be constructed, and (B) the Indebtedness secured by any such Lien referred to in this clause (vii) shall be permitted by paragraph 8.1;

               (viii) any other Liens, up to an amount not to exceed 10% of the Consolidated assets of the Company; and

                 (ix) extensions, renewals or replacements of any Lien referred to in clauses (i) through (viii) above, but only to the extent that (a) the principal amount of the Indebtedness or obliga-tion secured thereby is not increased and (b) any such extension, renewal or replacement is limited to the Property originally encumbered thereby.

      "Person": an individual, a partnership, a limited liability company, a corporation, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Body or any other entity of whatever nature.

      "Plan": any pension plan which is covered by Title IV of ERISA and which is maintained by or to which contributions are made by the Company, a Subsidiary of the Company or a Commonly Controlled Entity or in respect of which the Company, a Subsidiary of the Company or a Commonly Controlled Entity has or may have any liability.

      "Property": all types of real, personal, tangible, intangible or mixed property.

      "Reference Banks": BNY, The Chase Manhattan Bank, N.A. and
  Mellon Bank, N.A.

      "Regulatory Change": (a) the introduction of any law, rule or regulation after the date hereof, (b) the issuance or promulgation after the date hereof of any directive, guideline or request from any central bank or United States or foreign Governmental Body (whether having the force of law), or (c) any change after the date hereof in the interpretation of any existing law, rule, regulation, directive, guideline or request by any central bank or United States or foreign Governmental Body charged with the administration thereof.

      "Replacement Lender": as defined in paragraph 3.10(c).

      "Reportable Event": any event described in Section 4043(c) of ERISA, other than an event (excluding an event described in Section 4043(c)(i) relating to tax disqualification) with respect to which the 30-day notice requirement has been waived.

      "Required Lenders": (i) at any time when no Loans are outstanding, Lenders having Commitments or, if no Commitments then exist, Lenders having Commitments on the last day on which Commitments did exist, equal to at least 51% of the Aggregate Commitments, and
  (ii) at any time when Loans are outstanding (x) if the Commitments then exist, Lenders having Commitments equal to at least 51% of the Aggregate Commitments, and (y) if the Commitments have been terminated or otherwise no longer exist, Lenders having Committed Credit Exposures equal to at least 51% of the Aggregate Credit Exposure.

      "Responsible Officer" any officer of the Company who shall at the time in question be charged with responsibility for administering this Agreement or monitoring the Company's compliance with its obligations hereunder or under the relevant portions hereof.

      "Revolving Credit Commitment": as to any Lender, the amount set forth next to the name of such Lender in Exhibit A under the heading "Revolving Credit Commitment," as such Revolving Credit Commitment may be reduced from time to time pursuant to paragraph 2.6.

      "Securities Exchange Act": the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      "Selling Lender": as defined in paragraph 3.10(c).

      "Significant Subsidiary": a Significant Subsidiary as defined in Regulation S-X as promulgated by the Securities and Exchange
  Commission.

      "Single Employer Plan": any Plan which is not a Multiemployer
  Plan.

      "Special Counsel": Emmet, Marvin & Martin, L.L.P.

      "Stock": any and all outstanding shares, interests, participations, warrants or other equivalents (however designated) of capital stock.

      "Subsidiary": as to any Person, any corporation, association, partnership, joint venture or other business entity of which such Person, directly or indirectly, either (i) in respect of a corporation, owns or controls more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors or similar managing body, irrespective of whether or not a class or classes shall or might have voting power by reason of the happening of any contingency or (ii) in respect of an association, partnership, joint venture or other business entity, is entitled to share in more than 50% of the profits and losses, however determined.

      "Swing Line Commitment": the commitment of the Swing Line Lender to make Swing Line Loans in accordance with the terms hereof, in an aggregate outstanding principal amount not exceeding $15,000,000 at any time, as the same may be reduced pursuant to paragraph 2.6.

      "Swing Line Commitment Period": the period from the Effective Date to, but excluding, the Swing Line Termination Date.

      "Swing Line Exposure": at any time, in respect of any Lender, an amount equal to the aggregate principal balance of the Swing Line Loans at such time multiplied by such Lender's Commitment Percentage at such time.

      "Swing Line Interest Period": as to any Swing Line Loan, the period commencing on the date of such Swing Line Loan and ending on the date set forth by the Borrower in the Borrowing Request with respect to such Swing Line Loan; provided that the last day of any Swing Line Interest Period shall not be earlier than one day after the date of such Swing Line Loan or later than 7 days after the date of such Swing Line Loan and in no event later than the Swing Line Termination Date; and provided further that if any Swing Line Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day.

      "Swing Line Lender": BNY.

      "Swing Line Loan" and "Swing Line Loans": as defined in paragraph 2.2(a).

      "Swing Line Maturity Date": as defined in paragraph 2.2(a).

      "Swing Line Note": as defined in paragraph 2.2(b).

      "Swing Line Participation Amount": as defined in paragraph
  2.2(d).

      "Swing Line Termination Date": the date which is seven Business Days prior to the Termination Date.

      "Tax" or "Taxes": any present or future income, stamp, excise or other taxes, levies, imposts, duties, fees, assessments, deductions, withholding, or other similar charges of whatever nature, now or hereafter imposed, levied, collected, withheld, or assessed by any Governmental Body.

      "Tax Law Change": as defined in paragraph 3.10.

      "Termination Date": October 1, 2000.

      "Total Capitalization": at any date, the sum of the Company's Consolidated Indebtedness and shareholders' equity, as determined in accordance with GAAP.

      "Unqualified Amount": as defined in paragraph 3.4(c).

      1.2  Other Definitional Provisions.

           (a) All terms defined in this Agreement shall have the meanings given such terms herein when used in the Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto, unless otherwise defined therein.

           (b) As used herein, in the other Loan Documents and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Company not defined in paragraph 1.1 shall have the respective meanings given to them under GAAP.

           (c) The words "hereof", "herein", "hereto" and "here-under" and similar words when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and paragraph and exhibit references contained herein shall refer to paragraphs hereof or exhibits hereto unless otherwise expressly provided herein.

           (d) The word "or" shall not be exclusive; "may not" is prohibitive and not permissive; and the singular includes the plural and the plural includes the singular, unless the context requires otherwise.

           (e) All references herein to a time of day shall mean the then applicable time in New York, New York, unless otherwise expressly provided herein.

  2.  AMOUNT AND TERMS OF LOANS

      2.1  Revolving Credit Loans

           (a) Subject to the terms and conditions hereof, each Lender severally (and not jointly) agrees to make loans (each a "Revolving Credit Loan" and, collectively with each other Revolving Credit Loan of such Lender and/or with each Revolving Credit Loan of each other Lender, the "Revolving Credit Loans") to the Company from time to time during the Commitment Period. Immediately after making each Revolving Credit Loan and after giving effect to all Swing Line Loans and Competitive Bid Loans repaid on the same date the Aggregate Credit Exposure will not exceed the Aggregate Commitment Amount. With respect to each Lender, at the time of the making of any Revolving Credit Loan, the sum of (I) the principal amount of such Lender's Revolving Credit Loan constituting a part of the Revolving Credit Loans to be made, (II) the aggregate principal balance of all other Revolving Credit Loans (exclusive of Revolving Credit Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the Revolving Credit Loans to be made) then outstanding from such Lender and (III) the product of (A) such Lender's Commitment Percentage and (B) the aggregate principal balance of all Swing Line Loans (exclusive of Swing Line Loans which are repaid with the pro-ceeds of, and simultaneously with the incurrence of, the respective Revolving Credit Loans) then outstanding, will not exceed the Revolving Credit Commitment of such Lender at such time. During the Commitment Period, the Company may borrow, prepay in whole or in part and reborrow Revolving Credit Loans under the Revolving Credit Commitments, all in accordance with the terms and conditions hereof. At the option of the Company, as indicated in a Borrowing Request, Re-volving Credit Loans may be made as Alternate Base Rate Loans or LIBOR Loans.

      (b) Revolving Credit Loans made by each Lender shall be evidenced by a promissory note of the Company, substantially in the form of Exhibit C-1 (each, as indorsed or modified from time to time, a "Revolving Credit Note"), payable to the order of such Lender, dated the first Borrowing Date, in the maximum stated principal amount equal to such Lender's Revolving Credit Commitment, and evidencing the obligation of the Company to pay the amount of such Revolving Credit Commitment or, if less, the aggregate unpaid principal amount of the Revolving Credit Loans made by such Lender, together with interest thereon as provided for in this Agreement.

      (c) The aggregate outstanding principal balance of the Revolving Credit Loans shall be due and payable on the earliest of the Termination Date, the date upon which all of the Revolving Credit Commitments shall have been voluntarily terminated by the Company in accordance with paragraph 2.6 and the date on which the Loans shall become due and payable pursuant to the provisions hereof, whether by acceleration or otherwise.

      2.2  Swing Line Loans

           (a) Subject to the terms and conditions hereof, the Swing Line Lender agrees to make loans (each a "Swing Line Loan" and, col-lectively, the "Swing Line Loans") to the Company from time to time during the Swing Line Commitment Period. Swing Line Loans (i) may be repaid and reborrowed in accordance with the provisions hereof, (ii) shall not, immediately after giving effect thereto, result in the Ag-gregate Credit Exposure exceeding the Aggregate Commitment Amount, and
  (iii) shall not, immediately after giving effect thereto, result in the aggregate outstanding principal balance of all Swing Line Loans exceeding the Swing Line Commitment. The Swing Line Lender shall not be obligated to make any Swing Line Loan at a time when any Lender shall be in default of its obligations under this Agreement. The Swing Line Lender will not make a Swing Line Loan if the Agent or Required Lenders, by notice to the Swing Line Lender and the Company no later than one Business Day prior to the Borrowing Date with respect to such Swing Line Loan, shall have determined that the conditions set forth in paragraph 6 (and if no Loan shall have been previously made hereunder) paragraph 5 have not been satisfied and such conditions remain unsatisfied as of the requested time of the making such Loan. Each Swing Line Loan shall be due and payable on the day (the "Swing Line Maturity Date") being the earliest of: the last day of the Swing Line Interest Period applicable thereto, the Swing Line Termination Date, the date upon which the Swing Line Commitment shall have been voluntarily terminated by the Company in accordance with paragraph 2.6 and the date on which the Loans shall become due and payable pursuant to the provisions hereof, whether by acceleration or otherwise. Swing Line Loans shall bear interest at the Negotiated Rate applicable thereto. The Swing Line Lender shall disburse the proceeds of Swing Line Loans at its office designated in paragraph 11.2 by crediting such proceeds to an account of the Company maintained with the Swing Line Lender.

           (b) Swing Line Loans shall be evidenced by a promissory note of the Company, substantially in the form of Exhibit C-2 (as in-dorsed or modified from time to time, the "Swing Line Note"), payable to the order of the Swing Line Lender, dated the first Borrowing Date, in the maximum stated principal amount equal to the Swing Line Commitment, and evidencing the obligation of the Company to pay the amount of such Swing Line Commitment or, if less, the aggregate unpaid principal amount of the Swing Line Loans made by the Swing Line Lender which shall not have been funded with a Mandatory Borrowing pursuant to paragraph 2.2(c), together with interest thereon as provided for in this Agreement.

           (c) On any Business Day on which a Swing Line Loan shall be due and payable and shall remain unpaid, the Swing Line Lender may, in its sole discretion, give notice to the Lenders and the Company that such outstanding Swing Line Loan shall be funded with a borrowing of Revolving Credit Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of an Event of Default under paragraph 9.1(h) or (i)), in which case a borrowing of Revolving Credit Loans made as Alternate Base Rate Loans (each such borrowing, a "Mandatory Borrowing"), shall be made by all Lenders pro rata based on each such Lender's Commitment Percentage on the Business Day immediately succeeding such notice. The proceeds of each Mandatory Borrowing shall be remitted directly to the Swing Line Lender to repay such outstanding Swing Line Loan. Each Lender irrevocably agrees to make Revolving Credit Loans pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swing Line Lender not-withstanding: (i) the amount of such Mandatory Borrowing may not comply with the minimum amount for Loans otherwise required hereunder,
  (ii) whether any condition specified in paragraph 6 is then unsatisfied, (iii) whether a Default or an Event of Default then exists, (iv) the Borrowing Date of such Mandatory Borrowing, (v) the aggregate principal amount of all Loans then outstanding, (vi) the Ag-gregate Credit Exposure at such time and (vii) the Aggregate Commitment Amount or the respective amounts of the Revolving Credit Commitments at such time.

           (d) Upon each receipt by a Lender of notice of an Event of Default from the Agent pursuant to paragraph 10.5, such Lender shall purchase unconditionally, irrevocably, and severally (and not jointly) from the Swing Line Lender a participation in the outstanding Swing Line Loans (including accrued interest thereon) in an amount equal to the product of its Commitment Percentage and the outstanding balance of the Swing Line Loans (each, a "Swing Line Participation Amount"). Each Lender shall also be liable for an amount equal to the product of its Commitment Percentage and any amounts paid by the Company pur-suant to paragraph 2.2(a) that are subsequently rescinded or avoided, or must otherwise be restored or returned. Such liabilities shall be unconditional and without regard to the occurrence of any Default or Event of Default or the compliance by the Company with any of its obligations under the Loan Documents.

           (e) In furtherance of paragraph 2.2(d), upon each receipt by a Lender of notice of an Event of Default from the Agent pursuant to paragraph 10.5, such Lender shall promptly make available to the Agent for the account of the Swing Line Lender its Swing Line Participation Amount specified by the Agent with such notice at the office of the Agent specified in paragraph 11.2, in lawful money of the United States and in immediately available funds. The Agent shall deliver the payments made by each Lender pursuant to the immediately preceding sentence to the Swing Line Lender promptly upon receipt thereof in like funds as received. Each Lender hereby indemnifies and agrees to hold harmless the Agent and the Swing Line Lender from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, costs and expenses resulting from any failure on the part of such Lender to pay, or from any delay in paying, the Agent any amount such Lender is required by notice from the Agent to pay in accordance with this paragraph upon receipt of notice of an Event of Default from the Agent pursuant to paragraph 10.5 (except in respect of losses, liabilities or other obligations suffered by the Agent or the Swing Line Lender, as the case may be, resulting from the gross negligence or willful misconduct of the Agent or the Swing Line Lender, as the case may be), and such Lender shall pay interest to the Agent for the account of the Swing Line Lender from the date such amount was due until paid in full, on the unpaid portion thereof, at a rate of interest per annum, whether before or after judgment, equal to (i) from the date such amount was due until the third day therefrom, the Federal Funds Rate, and (ii) thereafter, the Alternate Base Rate plus 2%, payable upon demand by the Swing Line Lender. The Agent shall distribute such interest pay-ments to the Swing Line Lender upon receipt thereof in like funds as received.

           (f) Whenever the Agent is reimbursed by the Company for the account of the Swing Line Lender for any payment in connection with Swing Line Loans and such payment relates to an amount previously paid by a Lender pursuant to this paragraph, the Agent will promptly remit such payment to such Lender.

      2.3  Notice of Borrowing-Revolving Credit Loans and Swing Line
  Loans

           The Company agrees to notify the Agent (and with respect to a Swing Line Loan, the Swing Line Lender), which notification shall be irrevocable, no later than: (a) 2:00 P.M. on the same Business Day as the proposed Borrowing Date, in the case of Swing Line Loans, (b) 10:30 A.M. on the same Business Day as the proposed Borrowing Date, in the case of Revolving Credit Loans to consist of Alternate Base Rate Loans, and (c) 10:30 A.M. at least three Business Days prior to the proposed Borrowing Date, in the case of Revolving Credit Loans to consist of LIBOR Loans. Each such notice shall specify (i) the ag-gregate amount requested to be borrowed under the Revolving Credit Commitments or the Swing Line Commitment, (ii) the proposed Borrowing Date, (iii) whether, in the case of a Revolving Credit Loan, the borrowing is to be of Alternate Base Rate Loans, LIBOR Loans or a Swing Line Loan, and the amount of each thereof, (iv) the Interest Periods for such LIBOR Loans and (v) the Swing Line Interest Period for each Swing Line Loan. Each such notice shall be promptly confirmed by delivery to the Agent (and, with respect to a Swing Line Loan, the Swing Line Lender) of a borrowing request in the form of Exhibit I, (each a "Borrowing Request"). Each LIBOR Loan to be made on a Borrow-ing Date, when aggregated with all amounts to be Converted to LIBOR Loans on such date and having the same Interest Period as such LIBOR Loan, shall equal no less than $5,000,000, or an integral multiple of $1,000,000 in excess thereof, (ii) each Alternate Base Rate Loan and each Swing Line Loan made on each Borrowing Date shall equal no less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof. The Agent shall promptly notify each Lender (by telephone or otherwise, such notification to be confirmed by fax or other writing) of each such Borrowing Request. Subject to its receipt of each such notice from the Agent and subject to the terms and conditions hereof,
  (A) each Lender shall make immediately available funds available to the Agent at the address therefor set forth in paragraph 11.2 not later than 1:00 P.M. on each Borrowing Date in an amount equal to such Lender's Commitment Percentage of the Revolving Credit Loans requested by the Company on such Borrowing Date and/or (B) the Swing Line Lender shall make immediately available funds available to the Company on such Borrowing Date in an amount equal to the Swing Line Loan re-quested by the Company.

      2.4  Competitive Bid Loans and Procedure

           (a) Subject to the terms and conditions hereof, the Company may request Competitive Bid Loans during the Commitment Period. In order to request Competitive Bids, the Company shall deliver by hand or fax to the Agent a duly completed Competitive Bid Request not later than 3:00 P.M., one Business Day before the proposed Borrowing Date therefor. A Competitive Bid Request that does not con-form substantially to the format of Exhibit D-1 may be rejected by the Agent in the Agent's sole discretion, and the Agent shall promptly no-tify the Company of such rejection by fax. Each Competitive Bid Re-quest shall specify (x) the proposed Borrowing Date (which shall be a Business Day) for the Competitive Bid Loans being requested and the aggregate principal amount thereof and (y) the Competitive Interest Period or Interest Periods (which shall not exceed four different In-terest Periods in a single Competitive Bid Request), with respect thereto. Promptly after its receipt of each Competitive Bid Request that is not rejected as aforesaid, the Agent shall fax an Invitation to Bid to each Lender.

           (b) Each Lender, in its sole and absolute discretion, may make one or more Competitive Bids to the Company responsive to a Competitive Bid Request. Each Competitive Bid by a Lender must be received by the Agent not later than 10:00 A.M. on the proposed Borrowing Date for the relevant Competitive Bid Loan. Multiple bids will be accepted by the Agent. Competitive Bids that do not conform substantially to the format of Exhibit D-3 may be rejected by the Agent after conferring with, and upon the instruction of, the Company, and the Agent shall notify the Lender making such nonconforming bid of such rejection as soon as practicable. Each Competitive Bid shall be irrevocable and shall specify (x) the principal amount (which (1) shall be in a minimum principal amount of $2,500,000 or an integral multiple of $500,000 in excess thereof, and (2) may equal the entire principal amount requested by the Company) of the Competitive Bid Loan or Competitive Bid Loans that the Lender is willing to make to the Company, (y) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Competitive Bid Loan or Competitive Bid Loans, and (z) the Competitive Interest Period with respect to each such Com-petitive Bid Loan and the last day thereof. If any Lender shall elect not to make a Competitive Bid, such Lender shall so notify the Agent by fax not later than 10:00 A.M. on the proposed Borrowing Date therefor, provided that the failure by any Lender to give any such notice shall not obligate such Lender to make any Competitive Bid Loan in connection with the relevant Competitive Bid Request.

           (c)  With respect to each Competitive Bid Request, the
  Agent shall (i) notify the Company by fax by 11:00 A.M. on the proposed Borrowing Date with respect thereto of each Competitive Bid made, the Competitive Bid Rate applicable thereto and the identity of the Lender that made such Competitive Bid, and (ii) send a list of all Competitive Bids to the Company for its records as soon as practicable after completion of the bidding process. Each notice and list sent by the Agent pursuant to this paragraph 2.4(c) shall list the Competitive Bids in ascending yield order.

           (d) The Company may in its sole and absolute discretion, subject only to the provisions of this paragraph 2.4(d), accept or reject any Competitive Bid made in accordance with the procedures set forth in this paragraph 2.4, and the Company shall notify the Agent by telephone, confirmed by fax in the form of a Competitive Bid Accept/Reject Letter, whether and to what extent it has decided to accept or reject any or all of such Competitive Bids not later than 11:30 A.M. on the proposed Borrowing Date therefor (it being understood that, subject as aforesaid to the further provisions of this paragraph, the Company may accept any Competitive Bid in whole or in part), provided that the failure by the Company to give such notice shall be deemed to be a rejection of all such Competitive Bids. In connection with each acceptance of one or more Competitive Bids by the Company:

           (1) the Company shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Company has decided (other than as required pursuant to the operation of the following clauses (2) through (5)) to reject a Competitive Bid made at a lower Competitive Bid Rate,

                (2) the aggregate amount of the Competitive Bids ac-
             cepted by the Company shall not exceed the principal amount specified in the Competitive Bid Request therefor,

           (3) if the Company shall desire to accept a Competitive Bid made at a particular Competitive Bid Rate, it must accept all other Competitive Bids at such Competitive Bid Rate, provided that if the acceptance of all such other Competitive Bids would cause the aggregate amount of all such accepted Competitive Bids to exceed the amount requested, then such acceptance shall be made approximately pro rata in accordance with the amount of each such Competitive Bid at such Competitive Bid Rate,

           (4) except pursuant to clause (3) above, no Competitive Bid shall be accepted unless the Competitive Bid Loan with respect thereto shall be in a minimum principal amount of $2,500,000 or an integral multiple of $500,000 in excess thereof, and

           (5) no Competitive Bid shall be accepted and no Competitive Bid Loan shall be made, if immediately after giving effect thereto, the Aggregate Credit Exposure would exceed the Aggregate Commitment Amount;

  provided that, notwithstanding the foregoing clauses (1) and (3), if
  (x) the aggregate principal amount of the Competitive Bid Loans requested in a Competitive Bid Request shall exceed the aggregate amount of the Competitive Bids made in response to such Competitive Bid Request at one or more lower Competitive Bid Rates and (y) the amount of such excess shall be less than $2,500,000, the Company may reject any such Competitive Bid (or, on a pro rata basis, Competitive Bids, if more than one) made at a particular lower Competitive Bid Rate, to the extent necessary to enable the Company to accept a Competitive Bid or Competitive Bids made in response to such Competitive Bid Request at the next higher Competitive Bid Rate in the minimum amount the same may be accepted in compliance with the foregoing clause (4).

           (e) The Agent shall promptly fax to each bidding Lender (with a copy to the Company) a Competitive Bid Rejection/Confirmation advising such Lender whether its Competitive Bid has been rejected or accepted (and if accepted, in what amount and at what Competitive Bid
  Rate), and each successful bidder so notified will thereupon become bound, subject to the other applicable conditions hereof, to make each Competitive Bid Loan in respect of which its Competitive Bid has been accepted by making immediately available funds available to the Agent at the address therefor set forth in paragraph 11.2 not later than 1:00 P.M. on the Borrowing Date for such Competitive Bid Loan in the amount thereof.

           (f) A Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request, unless the Company has accepted one or more Competitive Bids pursuant to a Competitive Bid Request made within such five Business Days; provided that, for purposes of this paragraph 2.4(f), a Competitive Bid Request pursuant to which the Company shall not have accepted any Competitive Bids shall be disregarded, if by 11:00 A.M. on the Borrowing Date specified in such Competitive Bid Request, the Company shall not have received fax notice of such Competitive Bids pursuant to paragraph 2.4(c).

           (g) If the Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such bid directly to the Company not later than 9:30 A.M. on the relevant proposed Borrowing Date.

           (h) All notices required by this paragraph shall be given in accordance with paragraph 11.2.

           (i) The Competitive Bid Loans made by each Lender shall be evidenced by a promissory note of the Company, substantially in the form of Exhibit C-3 (each, as indorsed or modified from time to time, a "Competitive Bid Note"), payable to the order of such Lender, dated the first Borrowing Date, evidencing the obligation of the Company to pay the aggregate unpaid principal balance of all Competitive Bid Loans made by such Lender to the Company, together with interest thereon as provided for in this Agreement. Each Competitive Bid Loan shall be due and payable on the last day of the Interest Period applicable thereto or on such earlier date upon which the Loans shall become due and payable pursuant to the provisions hereof, whether by acceleration or otherwise.


      2.5  Use of Proceeds

           The Company agrees that the proceeds of the Loans shall be used solely for its general corporate purposes (subject in any event to the provisions of the next sentence). Notwithstanding anything to the contrary contained in any Loan Document, the Company further agrees that no part of the proceeds of any Loan will be used, directly or indirectly, for a purpose which violates any applicable law, rule or regulation of any Governmental Body, including the provisions of Regulations G, U or X of the Board of Governors of the Federal Reserve System, as amended.

      2.6  Voluntary Termination or Reductions of Commitments

           At the Company's option and upon at least three Business Days' prior irrevocable notice to the Agent, the Company may (i) terminate the Revolving Credit Commitments and the Swing Line Commitment, at any time, or (ii) permanently reduce the Aggregate Commitment Amount or the Swing Line Commitment, in part at any time and from time to time, provided that (1) each such partial reduction shall be in an amount equal to at least (i) in the case of the Aggregate Commitment Amount, $5,000,000 and (ii) in the case of the Swing Line Commitment, $2,500,000, or in each case an integral mul-tiple of $500,000 in excess thereof and (2) immediately after giving effect to each such reduction, (i) the Aggregate Commitment Amount shall equal or exceed the sum of the aggregate outstanding principal balance of all Loans and (ii) the Swing Line Commitment shall equal or exceed the aggregate outstanding principal balance of all Swing Line Loans. Each reduction of the Aggregate Commitment Amount shall be made by reducing each Lender's Revolving Credit Commitment by a sum equal to such Lender's Commitment Percentage of the amount of such reduction.

      2.7  Voluntary Prepayments of Loans

           (a) Prepayments. The Company may prepay Revolving Credit Loans, Competitive Bid Loans and Swing Line Loans, in whole or in part, without premium or penalty, but subject to paragraph 3.5, at any time and from time to time, by notifying the Agent, which notification shall be irrevocable, at least three Business Days, in the case of a prepayment of LIBOR Loans or Competitive Bid Loans, or one Business Day, in the case of a prepayment of Alternate Base Rate Loans or Swing Line Loans, prior to the proposed prepayment date specifying (i) the Loans to be prepaid, (ii) the amount to be prepaid, and (iii) the date of prepayment. Upon receipt of each such notice, the Agent shall promptly notify each Lender thereof. Each such notice given by the Company pursuant to this paragraph shall be irrevocable. Each partial prepayment under this paragraph shall be in a minimum amount of $1,000,000 or an integral multiple of $500,000 in excess thereof.

           (b) Interest. Simultaneously with each prepayment hereunder, the Company shall prepay all accrued interest on the amount prepaid through the date of prepayment.

  3.  PROCEEDS, PAYMENTS, CONVERSIONS, INTEREST, YIELD PROTECTION AND
        FEES

      3.1  Disbursement of the Proceeds of the Loans

           The Agent shall disburse the proceeds of the Loans (other than the Swing Line Loans) at its office specified in paragraph 11.2 by crediting to the Company's general deposit account with the Agent the funds received from each Lender. Unless the Agent shall have re-ceived prior notice from a Lender (by telephone or otherwise, such notice to be confirmed by fax or other writing) that such Lender will not make available to the Agent such Lender's Commitment Percentage of the Revolving Credit Loans, or the amount of any Competitive Bid Loan, to be made by it on a Borrowing Date, the Agent may assume that such Lender has made such amount available to the Agent on such Bor-rowing Date in accordance with paragraph 2.3 or 2.4, as the case may be, provided that, in the case of a Revolving Credit Loan, such Lender received notice thereof from the Agent in accordance with the terms hereof, and the Agent may, in reliance upon such assumption, make available to the Company on such Borrowing Date a corresponding amount. If and to the extent such Lender shall not have so made such amount available to the Agent, such Lender and the Company severally agree to pay to the Agent, forthwith on demand, first, from such Lender, and, if not promptly paid, from the Company, such correspond-ing amount (to the extent not previously paid by the other), together with interest thereon for each day from the date such amount is made available to the Company until the date such amount is paid to the Agent, at a rate per annum equal to, in the case of the Company, the applicable interest rate set forth in paragraph 3.4(a) and, in the case of such Lender, the Federal Funds Rate from the date such payment is due until the third day after such date and, thereafter, at the Alternate Base Rate plus 2%. Any such payment by the Company shall be without prejudice to its rights against such Lender. If such Lender shall pay to the Agent such corresponding amount, such amount so paid shall constitute such Lender's Loan as part of such Loans for purposes of this Agreement, which Loan shall be deemed to have been made by such Lender on the Borrowing Date applicable to such Loans.

      3.2  Pro Rata Treatment and Application of Payments

           (a)  Each borrowing of Revolving Credit Loans by the
  Company from the Lenders, any Conversion of Revolving Credit Loans from one interest rate to another, and any reduction of the Revolving Credit Commitments shall be made pro rata according to the Commitment Percentage of each Lender. Each payment, including each prepayment, of principal and interest on the Loans and of the Facility Fee and of all of the other amounts to be paid to the Agent and the Lenders in connection with the Loan Documents shall be made by the Company to the Agent at its office specified in paragraph 11.2 in lawful money of the United States of America and in funds immediately available in New York by 1:00 P.M. on the due date for such payment. The failure of the Company to make any such payment by such time shall not constitute a default hereunder, provided that such payment is made on such due date, but any such payment made after 1:00 P.M. on such due date shall be deemed to have been made on the next Business Day for the purpose of calculating interest on amounts outstanding on the Loans. Promptly upon receipt thereof by the Agent, each payment of principal and interest on the: (i) Revolving Credit Loans shall be remitted by the Agent in like funds as received to each Lender (a) first, pro rata according to the amount of interest which is then due and payable to the Lenders, and (b) second, pro rata according to the amount of principal which is then due and payable to the Lenders, (ii) Competitive Bid Loans shall be remitted by the Agent in like funds as received to each applicable Lender and (iii) Swing Line Loans shall be remitted by the Agent in like funds as received to the Swing Line Lender. Each payment of the Facility Fee shall be promptly transmitted by the Agent in like funds as received to each Lender pro rata ac-cording to such Lender's Revolving Credit Commitment or, if the Revolving Credit Commitments shall have terminated or been terminated, according to the outstanding principal amount of such Lender's Re-volving Credit Loans.


           (b) If any payment hereunder or under the Loans shall be due and payable on a day which is not a Business Day the due date thereof (except as otherwise provided in the definition of LIBOR Interest Period or Competitive Interest Period) shall be extended to the next Business Day and (except with respect to payments in respect of the Facility Fee) interest shall be payable at the applicable rate specified herein during such extension.

      3.3  Conversions; Other Matters

           (a) The Company may elect at any time and from time to time to Convert one or more LIBOR Loans to an Alternate Base Rate Loan by giving the Agent at least one Business Day's prior irrevocable notice of such election, specifying the Loans and the amount to be so Converted, provided that any such Conversion shall only be made on the last day of the Interest Period applicable to each such LIBOR Loan.
  In addition, the Company may elect from time to time to Convert an Alternate Base Rate Loan to any one or more new LIBOR Loans or to Convert any one or more existing LIBOR Loans to any one or more new LIBOR Loans by giving the Agent at least three Business Days' prior irrevocable notice, of such election, specifying the amount to be so Converted and the initial Interest Period relating thereto, provided that (i) any Conversion of an Alternate Base Rate Loan to LIBOR Loans shall only be made on a Business Day and (ii) any Conversion of LIBOR Loans shall only be made on the last day of the Interest Period ap-plicable thereto. The Agent shall promptly provide the Lenders with notice of each such election. Alternate Base Rate Loans and LIBOR Loans may be Converted pursuant to this paragraph in whole or in part, provided that the amount to be Converted to each LIBOR Loan, when ag-gregated with any LIBOR Loan to be made on such date in accordance with paragraph 2.1 and having the same Interest Period as such first LIBOR Loan, shall equal no less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

           (b) Notwithstanding anything in this Agreement to the contrary, upon the occurrence and during the continuance of a Default or an Event of Default, the Company shall have no right to elect to Convert any existing Alternate Base Rate Loan to a new LIBOR Loan or to Convert any existing LIBOR Loan to a new LIBOR Loan. In such event, such Alternate Base Rate Loan shall be automatically continued as an Alternate Base Rate Loan or such LIBOR Loan shall be automatically Converted to an Alternate Base Rate Loan on the last day of the Interest Period applicable to such LIBOR Loan.

           (c) Each Conversion shall be effected by each Lender by applying the proceeds of each new Alternate Base Rate Loan or LIBOR Loan, as the case may be, to the existing Loan (or portion thereof) being Converted (it being understood that such Conversion shall not constitute a borrowing for purposes of paragraphs 4,5 or 6).

           (d)  Notwithstanding any other provision of any Loan
  Document:

                (i) if the Company shall have failed to elect a LIBOR Loan under paragraph 2.3 or this paragraph 3.3, as the case may be, in connection with any borrowing of new Revolving Credit Loans or expiration of an Interest Period with respect to any existing LIBOR Loan, the amount of the Revolving Credit Loans subject to such borrowing or such existing LIBOR Loan shall thereafter be an Alternate Base Rate Loan until such time, if any, as the Company shall elect a new LIBOR Loan pursuant to this paragraph 3.3,

                (ii) the Company shall not be permitted to select a LIBOR Loan the Interest Period in respect of which ends later than the Termination Date or such earlier date upon which all of the Revolving Credit Commitments shall have been voluntarily terminated by the Company in accordance with paragraph 2.6, and

                (iii)                                    the
        Company shall not be permitted to have more than ten LIBOR Loans and Competitive Bid Loans, in the aggregate, outstanding at any one time.

      3.4  Interest Rates and Payment Dates

           (a) Prior to Maturity. Except as otherwise provided in paragraphs 3.4(b) and 3.4(c), the Loans shall bear interest on the unpaid principal balance thereof at the applicable interest rate or rates per annum set forth below:

     LOANS                              RATE

     Revolving Credit Loans made as     Alternate Base Rate applicable
     Alternate Base Rate Loans           thereto.

     Revolving Credit Loans made as     LIBOR Rate applicable thereto
     plus
      LIBOR Loans                        the Applicable Margin.

     Competitive Bid                    The rate of interest ap-
         Loans                          plicable thereto accepted by
                                             the Company pursuant to
                                             paragraph 2.4(d).

     Swing Line Loans                   Negotiated Rate applicable
                                             thereto as provided in
                                             paragraph 2.2(a).


           (b) After Maturity, Late Payment Rate. After maturity, whether by acceleration, notice of intention to prepay or otherwise, the outstanding principal balance of the Loans shall bear interest at the Alternate Base Rate plus 2% per annum until paid (whether before or after the entry of any judgment thereon). If any interest or the Facility Fee is not paid on the date when due and payable the same shall bear interest at the Alternate Base Rate plus 2% per annum from the due date thereof until the date such payment is made (whether before or after the entry of any judgment thereon).

           (c) Highest Lawful Rate. Notwithstanding anything to the contrary contained in this Agreement, at no time shall the interest rates (or any thereof) payable on the Loans, together with the Facility Fee and all other amounts payable hereunder to the extent the same constitute or are deemed to constitute interest, exceed the Highest Lawful Rate. If in respect of any period during the term of this Agreement, any amount paid hereunder, to the extent the same shall (but for the provisions of this paragraph 3.4) constitute or be deemed to constitute interest, would exceed the maximum amount of interest permitted by the Highest Lawful Rate during such period (such amount being hereinafter referred to as an "Unqualified Amount"), then
  (i) such Unqualified Amount shall be applied as a prepayment of the Loans, and (ii) if, in any subsequent period during the term of this Agreement, all amounts payable hereunder in respect of such period which constitute or shall be deemed to constitute interest shall be less than the maximum amount of interest permitted by the Highest Lawful Rate during such period, then the Company shall pay to the Lenders in respect of such period an amount (each a "Compensatory In-terest Payment") equal to the lesser of (x) a sum which, when added to all such amounts, would equal the maximum amount of interest permitted by the Highest Lawful Rate during such period, and (y) an amount equal to the aggregate sum of all Unqualified Amounts less all other Compensatory Interest Payments.

           (d) General. Interest shall be payable in arrears on each Interest Payment Date and, to the extent provided in paragraph 2.7(b), upon each payment (including each prepayment) of the Loans. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or any reserve requirement shall become effective as of the opening of business on the day on which such change shall become effective. The Agent shall, as soon as practicable, notify the Company and the Lenders of the effective date and the amount of each change in the BNY Rate, but any failure to so notify shall not in any manner affect the obligation of the Company to pay interest on the Loans in the amounts and on the dates set forth herein. Each determi-nation by the Agent of the Alternate Base Rate, the LIBOR Rate and the Competitive Rate pursuant to this Agreement shall be conclusive and binding on the Company absent manifest error. The Company acknowledges that, to the extent interest payable on the Loans is based on the Al-ternate Base Rate, such rate is only one of the bases for computing interest on loans made by the Lenders, and by basing interest payable on Alternate Base Rate Loans on the Alternate Base Rate, the Lenders have not committed to charge, and the Company has not in any way bar-gained for, interest based on a lower or the lowest rate at which the Lenders may now or in the future make extensions of credit to other Persons. All interest (other than interest calculated with reference to the BNY Rate) shall be calculated on the basis of a 360-day year for the actual number of days elapsed, and all interest calculated with reference to the BNY Rate shall be made on the basis of a 365/366-day year for the actual number of days elapsed.

      3.5  Indemnification for Loss

           Notwithstanding anything contained herein to the contrary, if the Company shall fail to borrow a LIBOR Loan or if the Company shall fail to Convert to a LIBOR Loan after it shall have given notice to do so in which it shall have requested a LIBOR Loan pursuant to paragraph 2.3 or 3.3 (other than any such failure to borrow or Convert solely by reason of the failure by the Agent or a Lender or Lenders to comply with its or their obligations hereunder with respect to the relevant LIBOR Loan), as the case may be, or if the Company shall fail to borrow a Competitive Bid Loan after it shall have accepted any offer with respect thereto in accordance with paragraph 2.4 or a Swing Line Loan after it shall have agreed to a Negotiated Rate with respect thereto pursuant to paragraph 2.2(a), or if a LIBOR Loan, Competitive Bid Loan or Swing Line Loan shall be terminated for any reason prior to the last day of the Interest Period applicable thereto, or if any repayment or prepayment of the principal amount of a LIBOR Loan, a Competitive Bid Loan or a Swing Line Loan is made for any reason on a date which is prior to the last day of the Interest Period appli-cable thereto, the Company agrees to indemnify each Lender (or the Swing Line Lender, as applicable) against, and to pay on demand di-rectly to such Lender the amount (calculated by such Lender using any commercially reasonable method chosen by such Lender which is customarily used by such Lender for such purpose) equal to any loss or expense suffered by such Lender as a result of such failure to borrow or Convert, or such termination, repayment or prepayment, including any loss, cost or expense suffered by such Lender in liqui-dating or employing deposits acquired to fund or maintain the funding of such LIBOR Loan, Competitive Bid Loan or Swing Line Loan, as the case may be, or redeploying funds prepaid or repaid, in amounts which correspond to such LIBOR Loan, Competitive Bid Loan or Swing Line Loan, as the case may be, and any internal processing charge customarily charged by such Lender in connection therewith.

      3.6  Reimbursement for Costs, Etc.

           (a) If at any time or from time to time there shall occur a Regulatory Change and any Lender shall have reasonably determined that such Regulatory Change (i) shall have had or will thereafter have the effect of reducing (A) the rate of return on such Lender's capital or the capital of any Person directly or indirectly owning or controlling such Lender (each a "Control Person"), or (B) the asset value (for capital purposes) to such Lender or such Control Person, as applicable, of the Loans, or any participation therein, in any case to a level below that which such Lender or such Control Person could have achieved or would thereafter be able to achieve but for such Regulatory Change (after taking into account such Lender's or such Control Person's policies regarding capital), (ii) will impose, modify or deem applicable any reserve, asset, special deposit or special as-sessment requirements on deposits obtained in the interbank eurodollar market in connection with the making or maintaining of LIBOR Loans under the Loan Documents (excluding, with respect to any LIBOR Loan, any such requirement which is included in the determination of the rate applicable thereto or in respect of which such Lender is entitled to payment under clause (b) of this paragraph 3.6), (iii) will subject such Lender or such Control Person, as applicable, to any Tax (documentary, stamp or otherwise, but not including any Indemnified Tax or any income Tax, whether payable by way of withholding or otherwise, or capital or franchise Taxes on, based on, or measured by the overall net income of such Lender or any change in the rate of any such Tax) with respect to this Agreement or any Note, or (iv) will change the basis of taxation of payments to such Lender or such Con-trol Person, as applicable, of principal, interest or fees payable under the Loan Documents (except for any Indemnified Tax or any income Tax, whether payable by way of withholding or otherwise, or capital or franchise Taxes on, based on, or measured by the overall net income of such Lender or any change in the rate of any such Tax) then, in each such case, within ten days after demand by such Lender, the Company shall pay to such Lender or such Control Person, as the case may be, such additional amount or amounts as shall be sufficient to compensate such Lender or such Control Person, as the case may be, for
  (1) any such reduction referred to in clause (a) (i) of this paragraph 3.6, and (2) any Taxes described in clauses (iii) and (iv) above, losses, costs or expenses (excluding general administrative and over-head costs) attributable to such Lender's or such Control Person's compliance during the term hereof with such Regulatory Change; provided that, in any such event, such Lender shall, as promptly as practicable and in any event within 30 days after obtaining actual knowledge of any such Regulatory Change or reasonably determining (a "Loss Determination") that such Regulatory Change shall or may have an effect described in any of the foregoing clauses (i) through (iv), give the Company and the Agent written notice thereof. Without affecting its rights under this paragraph or any other provision of this Agreement, each Lender agrees that in the event of any such reduction or any such Taxes, losses, costs or expenses with respect to which the Company would be obligated to compensate such Lender pursuant to this paragraph, such Lender shall use reasonable efforts to select an alternative Lending Office if such action would be effective to avoid or mitigate any such reductions, Taxes, losses, costs or expenses; provided that, no Lender shall be obligated to select an alternative Lending Office if such Lender shall determine that such selection would adversely affect such Lender or any Loan made by it. Notwithstanding the foregoing provisions of this paragraph, the Company shall not be obligated to compensate any Lender under this paragraph for any such reductions, or any such Taxes, losses, costs or expenses, to which such Lender shall have become subject or which it shall have incurred (x) if such Lender shall have failed to give written notice thereof to the Company within 90 days after the officer of such Lender having responsibility for administering this Agreement having obtained actual knowledge of such Regulatory Change or making any Loss Determination, more than 90 days prior to the date such Lender actually gives such notice or (y) in any event, more than 90 days prior to the date such Lender shall give such notice to the Company.

           (b) Without limiting the effect of the foregoing, the Company agrees to pay to each Lender on the last day of each Interest Period for a LIBOR Loan so long as such Lender is maintaining reserves (including, without limitation, marginal, emergency, supplemental and special reserves) in respect of eurocurrency funding (currently referred to as "Eurocurrency liabilities" under Regulation D of the Board of Governors of the Federal Reserve System), or, unless the provisions of paragraph (a) above are applicable, so long as such Lender is, by reason of any Regulatory Change, maintaining reserves against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or against any category of extensions of credit or other assets of such Lender which includes any LIBOR Loans, an additional amount (determined by such Lender and notified to the Company through the Agent) equal to the product of the following for each LIBOR Loan for each day during such Interest Period:

           (i) the principal balance of such LIBOR Loan outstanding on such day; and

           (ii) the difference between (x) a fraction the numerator of which is the LIBOR Rate (expressed as a decimal) applicable to such LIBOR Loan for such Interest Period as provided in this Agreement and the denominator of which is one minus the effective rate (expressed as a decimal) at which such reserve requirements are imposed on such Lender by the Board of Governors of the Federal Reserve System on such day minus (y) such numerator; and

           (iii)  1/360.

      3.7  Illegality of Funding

           Notwithstanding any other provision hereof, if any Lender shall reasonably determine that any law, regulation, treaty or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for such Lender to make or maintain any LIBOR Loan as contemplated by this Agreement, such Lender shall promptly notify the Company and the Agent thereof, and
  (a) the commitment of such Lender to make such LIBOR Loans or Convert Alternate Base Rate Loans to such LIBOR Loans shall forthwith be sus-pended, (b) such Lender's Loans then outstanding as such LIBOR Loans, if any, shall be Converted automatically to an Alternate Base Rate Loan on the last day of the then current Interest Period applicable thereto or at such earlier time as may be required under applicable law or regulations and (c) such Lender shall fund its portion of each requested LIBOR Loan as an Alternate Base Rate Loan. If the commitment of any Lender with respect to LIBOR Loans is suspended pursuant to this paragraph and such Lender shall have obtained actual knowledge that it is once again legal for such Lender to make or maintain LIBOR Loans, such Lender shall promptly notify the Agent and the Company thereof and, upon receipt of such notice by each of the Agent and the Company, such Lender's commitment to make or maintain LIBOR Loans shall be reinstated.

      3.8  Option to Fund; Substituted Interest Rate

           (a) The Swing Line Lender and each Lender has indicated that, if the Company requests a Swing Line Loan, a LIBOR Loan or a Competitive Bid Loan, such Lender may wish to purchase one or more deposits in order to fund or maintain its funding of such Swing Line Loan or of its Commitment Percentage of such LIBOR Loan or of such Competitive Bid Loan during the Interest Period with respect thereto; it being understood that the provisions of this Agreement relating to such funding are included only for the purpose of determining the rate of interest to be paid in respect of such Swing Line Loan, LIBOR Loan or Competitive Bid Loan and any amounts owing under paragraphs 3.5 and
  3.6. The Swing Line Lender and each Lender shall be entitled to fund and maintain its funding of all or any part of each Swing Line Loan, LIBOR Loan and Competitive Bid Loan in any manner it sees fit, but all such determinations hereunder shall be made as if such Lender had actually funded and maintained its Swing Line Loan or its Commitment Percentage of each LIBOR Loan and each Competitive Bid Loan during the applicable Interest Period through the purchase of deposits in an amount equal to the amount of such Swing Line Loan, LIBOR Loan or Competitive Bid Loan, and having a maturity corresponding to such In-terest Period. The Swing Line Lender, with respect to Swing Line Loans and any Lender with respect to its Commitment Percentage of each LIBOR Loan and each Competitive Bid Loan may fund any such Loan from or for the account of any branch or office of such Lender as such Lender may choose from time to time.

           (b) In the event that (i) the Agent shall have determined (which determination shall be conclusive and binding upon the Company) that by reason of circumstances affecting the interbank eurodollar market either adequate and reasonable means do not exist for ascertaining the LIBOR Rate applicable pursuant to paragraph 2.3 or paragraph 3.3, or (ii) the Required Lenders shall have notified the Agent that they have determined (which determination shall be conclu-sive and binding on the Company) that the applicable LIBOR Rate will not adequately and fairly reflect the cost to such Lenders of main-taining or funding loans bearing interest based on such LIBOR Rate, with respect to any portion of the Loans that the Company has requested be made as LIBOR Loans or any LIBOR Loan that will result from the requested Conversion of any portion of the Loans into LIBOR Loans (each, an "Affected Loan"), the Agent shall promptly notify the Company and the Lenders (by telephone or otherwise, to be promptly confirmed in writing) of such determination on or, to the extent prac-ticable, prior to the requested Borrowing Date or Conversion date for such Affected Loans. If the Agent shall give such notice, (A) any Af-fected Loans shall be made as Alternate Base Rate Loans, (B) the Loans (or any portion thereof) that were to have been Converted to Affected Loans shall be Converted to or continued as Alternate Base Rate Loans, and (C) any outstanding Affected Loans shall be Converted, on the last day of the then current Interest Period with respect thereto, to Alternate Base Rate Loans. Until any notice under clauses (i) or (ii), as the case may be, of this paragraph has been withdrawn by the Agent (by notice to the Company) promptly upon either (x) the Agent having determined that such circumstances affecting the relevant market no longer exist and that adequate and reasonable means do exist for de-termining the LIBOR Rate pursuant to paragraph 2.3 or paragraph 3.3, or (y) the Agent having been notified by such Required Lenders that circumstances no longer render the Loans (or any portion thereof) Affected Loans, no further LIBOR Loans shall be required to be made by the Lenders nor shall the Company have the right to Convert all or any portion of the Loans to LIBOR Loans; provided that, periodically (and at least once a month) during any period that any Loans shall continue to constitute Affected Loans, the Agent or the Lenders, as the case may be, shall make a good faith assessment as to whether the determination referred to in clause (x) may be made or the notice referred to in clause (y) may be given, whichever shall be applicable; and if such determination shall be made or such notice shall be given, the Agent shall forthwith withdraw such notice under clause (i) or
  (ii), as the case may be, of this paragraph.

      3.9  Certificates of Payment and Reimbursement

           Each Lender agrees, in connection with any request by it for payment or reimbursement pursuant to paragraph 3.5 or 3.6, to provide the Company with a certificate, signed by an officer of such Lender setting forth a description in reasonable detail of any such payment or reimbursement. Each determination by each Lender of such payment or reimbursement shall be conclusive absent manifest error.

      3.10 Taxes; Net Payments

           (a) If, as a result of any change occurring after the date hereof in any treaty, law or regulation of the United States or any political subdivision or taxing authority thereof or therein or in the official interpretation of any thereof (a "Tax Law Change"), any amount payable by the Company under the Loan Documents to any Lender which is not a "United States person" (as defined in Section 7701(a)(30) of the Code) becomes subject to the imposition of, or any deduction or withholding for or on account of, any Taxes imposed by the United States or any political subdivision or taxing authority thereof or therein (other than any such Taxes, or any deduction or withholding for or on account thereof, which are imposed by any taxing authority in any jurisdiction in which such Lender maintains a Lending Office or is otherwise subject to such Tax by reason of transactions or activities other than those contemplated by this Agreement), or there is an increase in the rate of any such Taxes or in the amount of the deduction or withholding for or on account thereof as in effect immediately prior to such Tax Law Change (all such non-excluded Taxes, deductions or withholdings being referred to herein as "Indemnified Taxes"), then the Company shall, to the extent legally permissible, make all payments under the Loan Documents free and clear of, and without deduction or withholding for or on account of, any such Indemnified Taxes. In the event the Company is required by law to make any deduction or withholding for or on account of any such Indemnified Taxes from any such payment, then the Company shall (i) increase the amount of such payment so that the relevant Lender will receive a net amount (after deduction of all such Indemnified Taxes and all additional Indemnified Taxes as may be imposed by reason of such increased payment) equal to the amount which would have been received had no such deduction or withholding been required, (ii) file such returns or reports as may be required with respect to such Indemnified Taxes with, and make payment thereof to, the appropriate taxing authority within the time prescribed therefor by law, and (iii) promptly following a request therefor by the Agent or the relevant Lender, provide a copy of a receipt or other satisfactory documentary evidence of the payment of such Indemnified Taxes; provided, however, that the Company shall have no liability under this paragraph for (x) any Taxes which are imposed by reason of a failure of a relevant Lender to comply with its obligations under paragraph 3.10(b) or (y) an amount of Taxes greater than the amount the Company would have been obligated to pay under this paragraph with respect to Taxes of the transferring Lender had there not been a transfer by such Lender of an interest (including, without limitation, a participation interest) in the Loan Documents prior to a Tax Law Change, but the Company shall have liability for any Tax for which the acquiror of such interest becomes liable after the transfer thereof and following a Tax Law Change (other than any such transfer which is made in connection with an exercise of remedies following an Event of Default). In the event that any such deduction or withholding can be reduced or nullified as a result of the application of any relevant double taxation con-vention, the Lenders and the Agent will, at the expense of the Company, cooperate with the Company in making application to the rel-evant taxing authorities seeking to obtain such reduction or nullification, provided that the Lenders and the Agent shall have no obligation to (i) engage in litigation with respect thereto or (ii) disclose any tax return or other confidential information. If any payment to any Lender under any Loan Document is or becomes subject to any Indemnified Taxes, such Lender shall (unless otherwise required by a Governmental Body or as a result of any law, rule, regulation, order or similar directive applicable to such Lender) designate a dif-ferent Lending Office from that initially selected thereby, if such designation would avoid such Indemnified Taxes and would not be oth-erwise disadvantageous to such Lender in any material respect. In the event that any Lender determines that it received a refund or credit for Indemnified Taxes paid by the Company under this paragraph , such Lender shall promptly notify the Agent and the Company of such fact and shall remit to the Company the amount of such refund or credit applicable to the payments made by the Company to or in respect of such Lender under this paragraph.

           (b) Each Lender which is not a "United States person" (as defined in Section 7701(a)(30) of the Code) shall deliver to the Company such certificates, documents, or other evidence as the Company may reasonably require from time to time as are necessary to establish that such Lender is not subject to withholding under the Code (or is entitled to a reduced rate of withholding) or as may be necessary to establish, under any law imposing upon the Company, hereafter, an obligation to withhold any portion of the payments made by the Company under the Loan Documents, that payments to the Agent on behalf of such Lender are not subject to withholding (or qualify for a reduced rate of withholding). Notwithstanding any provision herein to the contrary, the Company shall have no obligation to pay to any Lender any amount which the Company is liable to withhold due to the failure of such Lender to file any certificates, documents, or other evidence from time to time required in order to secure an exemption from, or reduced rate of, any withholding Tax imposed under any applicable law or treaty.

           (c) In the event that the Company shall become liable to make any payments under this paragraph to or on behalf of any Lender, the Company may, within 60 days of the demand by such Lender for such payments, request one or more of the Lenders (each, a "Replacement Lender") to elect to increase its Commitment by an amount up to the amount of the Commitment of such Lender (a "Selling Lender") or designate another lender or lenders (any such lender, also a "Replacement Lender") reasonably acceptable to the Agent and willing to assume the Commitment of any such Selling Lender. Upon the Commitment of such Selling Lender being taken up by a Replacement Lender, such Replacement Lender shall assume the Commitment of such Selling Lender by purchasing such Selling Lender's Note which shall be sold by such Selling Lender without recourse or warranty (except as to the amount due thereon, its title to such Note and its right to sell the same) at a price in immediately available funds equal to the outstanding principal balance of such Selling Lender's Notes, together with accrued and unpaid interest thereon to the date of such payment, any accrued and unpaid Facility Fee due to such Selling Lender and any other amounts due to such Selling Lender under the Loan Documents. Effective upon such sale, each Replacement Lender shall be deemed to be a "Lender" for purposes of this Agreement, and such Selling Lender shall cease to be a "Lender" for all purposes of this Agreement (ex-cept with respect to its rights hereunder to be reimbursed for costs and expenses, and to indemnification with respect to, matters at-tributable to events, acts or conditions occurring prior to such assumption and purchase) and shall no longer have any obligations hereunder. The Company shall execute and deliver to such Replacement Lender a Note or Notes in an aggregate principal amount equal to the Loans assigned to, and the Commitment assumed by, such Replacement Lender in exchange for the Note or Notes of the applicable Selling Lender.


      3.11 Facility Fee.

           The Company agrees to pay to the Agent for the account of the Lenders in accordance with each Lender's Commitment Percentage, a fee (the "Facility Fee"), for the period from and including the Ef-fective Date to but excluding the date of the expiration or other termination of the Revolving Credit Commitments, equal to .15% per annum on the average daily amount of the Aggregate Commitments, pay-able quarterly in arrears on the last day of each March, June, September and December of each year and on the date of the expiration or other termination of the Revolving Credit Commitments. The Facility Fee shall be calculated on the basis of a 360-day year for the actual number of days elapsed.



  4.  REPRESENTATIONS AND WARRANTIES

      In order to induce the Agent, the Swing Line Lender and the Lenders to enter into this Agreement and to make the Loans, the Company hereby makes the following representations and warranties to the Agent and to each Lender:

      4.1  Significant Subsidiaries.

           The Company has only the Significant Subsidiaries set forth in Exhibit E (as such Exhibit may be updated from time to time by the Company). The shares of each Significant Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and are owned free and clear of any Liens, except Permitted Liens.

      4.2  Corporate Existence and Power.

           The Company and each of its Significant Subsidiaries is a corporation which is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own its Property and to carry on its business as now conducted, and is in good standing and authorized to do business in each jurisdiction in which the failure to be so authorized would reasonably be expected to have a Material Adverse Effect.

      4.3  Corporate Authority.

           The Company has full corporate power and authority to enter into, execute, deliver and carry out the terms of this Agreement, to make the borrowings contemplated hereby, to execute, deliver and carry out the terms of the Notes and to incur the obligations provided for herein and therein, all of which have been duly authorized by all proper and necessary corporate action and are not in violation of the Company's Certificate of Incorporation and By-Laws.

      4.4  Governmental Body Approvals.

           No consent, authorization or approval of, filing with, notice to, or exemption by, the Company's stockholders, any Governmental Body or any other Person (except for those which have been obtained, made or given) is required to authorize, or is required in connection with, the execution and delivery by the Company of, and the performance by the Company of its obligations under, the Loan Documents or is required as a condition to the validity or enforceability of the Loan Documents with respect to or against the Company. No provision of any applicable statute, law (including, without limitation, any applicable usury or similar law), rule or regulation of any Governmental Body will prevent the execution and delivery by the Company of, or performance by the Company of its obligations under, or affect the validity with respect to or against the Company of, the Loan Documents.

      4.5  Binding Agreement.

           This Agreement constitutes, and the Notes, when issued and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of the Company enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by general principles of equity.

      4.6  Litigation.

           Except as set forth in Exhibit F and except for any litigation relating to Felbatol which has been previously disclosed to the Lenders, including securities litigation relating thereto, there are no actions, suits, arbitration proceedings or claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or maintained by the Company or any of its Subsidiaries, at law or in equity, before any Governmental Body which, if determined adversely to the Company or such Subsidiary, would reasonably be expected to have a Material Adverse Effect. There are no proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries which call into ques-tion the validity or enforceability of any of the Loan Documents.

      4.7  No Conflicting Agreements.

           Neither the Company nor any of its Subsidiaries is in default under any mortgage, indenture, contract, agreement, judgment, decree or order to which it is a party or by which it or any of its Property is bound, which defaults, taken as a whole, would reasonably be expected to have a Material Adverse Effect. The execution, delivery or carrying out of the terms of the Loan Documents will not constitute a default under, conflict with, require any consent under (other than consents which have been obtained), or result in the creation or imposition of, or obligation to create, any Lien upon the Property of the Company or any Subsidiary of the Company pursuant to the terms of any such mortgage, indenture, contract, agreement, judgment, decree or order, which defaults, conflicts and consents, if not obtained, would reasonably be expected to have a Material Adverse Effect.

      4.8  Taxes.

           Except as set forth in Exhibit G, the Company and each of its Subsidiaries has filed or caused to be filed all tax returns required to be filed and has paid, or has made adequate provision for the payment of, all Taxes shown to be due and payable on said returns or in any assessments made against it which if not so filed or paid would reasonably be expected to result in a Material Adverse Effect, and no tax Liens that are not Permitted Liens have been filed. The charges, accruals and reserves on the books of the Company and each of its Subsidiaries with respect to all federal, state, local and other Taxes are, in the judgment of the Company, adequate, and the Company knows of no unpaid assessment which is due and payable against it or any of its Subsidiaries or any claims being asserted which would reasonably be expected to have a Material Adverse Effect, except such thereof as are being contested in good faith and by appropriate pro-ceedings diligently conducted, and for which reserves, which in the judgment of the Company are adequate, have been set aside in accordance with GAAP.

      4.9  Compliance with Applicable Laws.

           Neither the Company nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Body which default would reasonably be expected to have a Material Adverse Effect. The Company and each of its Significant Subsidiaries is complying in all material respects with all applicable statutes and regulations, including ERISA, of all Governmental Bodies, a violation of which would reasonably be expected to have a Material Adverse Effect.

      4.10 Governmental Regulations.

           Neither the Company nor any of its Subsidiaries is subject to (i) regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or
  (ii) any statute or regulation which prohibits or restricts the incurrence of Indebtedness under the Loan Documents, including, without limitation, statutes or regulations relative to common or contract carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

      4.11 Property.

           The Company and each of its Significant Subsidiaries has good and marketable title to all of its respective Property constituting real estate and good title to its respective other Property, with respect to which the absence of such marketable title, or title, as the case may be, would reasonably be expected to result in a Material Adverse Effect, subject to no Liens, except Permitted Liens.

      4.12 Federal Reserve Regulations; Use of Loan Proceeds.

           Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock or for a purpose which violates any law, rule or regulation of any Governmental Body, including, without limitation, the provisions of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System, as amended.

      4.13 No Misrepresentation.

           No representation or warranty made by the Company contained herein, and no certificate or report furnished or to be furnished by the Company in connection with the transactions contemplated hereby, contains or will contain a misstatement of material fact, or, to the best knowledge of the Company, omits or will omit to state a material fact required to be stated in order to make the statements herein or therein contained, taken as a whole, not misleading in the light of the circumstances under which made.

      4.14 Burdensome Obligations.

           Neither the Company nor any of its Significant Subsidiaries is a party to or bound by any franchise, agreement, deed, lease or other instrument, or is subject to any corporate restriction which, in the opinion of the management of the Company, is so unusual or burdensome, in the context of the Company's or such Significant Sub-sidiary's business, as in the foreseeable future would reasonably be expected to result in a Material Adverse Effect on the ability of the Company to perform its obligations under the Loan Documents. The Company does not presently anticipate that future expenditures needed to meet the provisions of federal or state statutes, orders, rules or regulations will be so burdensome as to have a Material Adverse Effect.

      4.15 Plans.

           Each Single Employer Plan and, to the best knowledge of the Company, each Multiemployer Plan is in compliance, in all material respects, with the applicable provisions of ERISA and the Code, and the Company and each of its Subsidiaries have filed all reports required to be filed by them under ERISA and the Code with respect to each such Plan, the failure of which to file would reasonably be expected to result in a Material Adverse Effect. The Company and each of its Subsidiaries have met all requirements imposed by ERISA and the Code with respect to the funding of all Single Employer Plans, and, to the best knowledge of the Company, Multiemployer Plans, the failure of which to meet would reasonably be expected to result in a Material Adverse Effect. To the best knowledge of the Company, since the effective date of ERISA, no events or conditions have existed which would cause the lien provided under Section 4068 of ERISA to attach to the Property of the Company or any of its Subsidiaries. No Reportable Event currently exists which may constitute grounds for the termination of any Single Employer Plan or, to the best knowledge of the Company, any Multiemployer Plan under Title IV of ERISA and no Single Employer Plan or Multiemployer Plan has been terminated in whole or in part, except as disclosed in Exhibit N.

      4.16 Financial Statements.

           The Company has heretofore delivered to the Lenders copies of its audited Consolidated Balance Sheet as of March 31, 1995, and the related Consolidated Statements of Income, Cash Flows and Shareholders' Equity for the fiscal year then ended, as well as its Form 10Q for the quarter ending June 30, 1995 containing its unaudited Consolidated Balance Sheet as of June 30, 1995 and the related Consolidated Statements of Income, Cash Flows and Shareholders's Equity for the fiscal quarter then ended (with the related notes and schedules, the "Financial Statements"). The Financial Statements fairly present, in all material respects, the Consolidated financial condition and results of the operations of the Company as of the respective dates and for the respective periods indicated therein and have been prepared in conformity with GAAP. Neither the Company nor any of its Subsidiaries has any obligation or liability of any kind (whether fixed, accrued, contingent, unmatured or otherwise) which, in accordance with GAAP, should have been disclosed in the Financial Statements and was not. Since March 31, 1995, there has been no Mate-rial Adverse Change.

      4.17 Environmental Matters.

           Except as set forth in Exhibit M, neither the Company nor any of its Subsidiaries (i) has received written notice of any claim, demand, action, event, condition, report or investigation indicating or concerning any potential or actual liability which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect, arising in connection with (a) any non-compliance with or violation of the requirements of any applicable federal, state or local environmental health and safety statutes and regulations or
  (b) the release or threatened release of any toxic or hazardous waste, substance or constituent into the environment, (ii) to the best knowledge of the Company, has any liability in connection with the release or threatened release of any toxic or hazardous waste, substance or constituent into the environment which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect, (iii) has received written notice of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any toxic or hazardous waste, substance or constituent into the environment for which the Company or any of its Subsidiaries is or may be liable which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect or (iv) has received written notice that the Company or any of its Subsidiaries is or may be liable to any Person under the Comprehensive Environmental Response, Compensation and Li-ability Act, as amended, 42 U.S.C. Section 9601 et seq. ("CERCLA") or any analogous state law which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries is in compliance in all material respects with the financial responsibility requirements of federal and state environmental laws to the extent applicable, including, without limitation, those contained in 40 C.F.R., parts 264 and 265, subpart H, and any analogous state law.


  5.  CONDITIONS TO LENDING - FIRST LOAN

      In addition to the conditions precedent set forth in paragraph 6, the obligation of any Lender to make a Loan and of the Swing Line Lender to make the first Swing Line Loan are subject to the satis-faction of the following conditions precedent:

      5.1  Evidence of Corporate Action.

           The Agent shall have received a certificate, dated the first Borrowing Date, of the Secretary or an Assistant Secretary of the Company (i) attaching a true and complete copy of the resolutions of its Board of Directors and of all documents evidencing other necessary corporate action (in form and substance satisfactory to the Agent and to Special Counsel) taken by it to authorize the Loan Documents and the transactions contemplated thereby, (ii) attaching a true and complete copy of its Certificate of Incorporation and By-Laws and (iii) setting forth the incumbency of its officer or officers who may sign the Loan Documents, including therein a signature specimen of such officer or officers.

      5.2  Good Standing Certificates.

           The Agent shall have received a certificate of good standing of the Secretary of State of the State of Delaware.

      5.3  Notes.

           The Agent shall have received the Notes duly executed by an Authorized Signatory of the Company.

      5.4  No Material Adverse Change.

           There shall have occurred no Material Adverse Change since March 31, 1995, and the Agent shall have received a certificate of an Authorized Signatory of the Company to such effect.

      5.5  Opinions of Counsel to the Company.

           The Agent shall have received an opinion of Ralph Levine, general counsel to the Company, and an opinion of Whitman Breed Abbott & Morgan, special counsel to the Company, addressed to the Agent, the Swing Line Lender and the Lenders, dated the first Borrowing Date, substantially in the forms of Exhibit J-1 and J-2, respectively.

      5.6  Opinion of Special Counsel.

           The Agent shall have received an opinion of Special
  Counsel, dated the first Borrowing Date, substantially in the form of Exhibit J-3.

      5.7  Other Documents.

           The Agent shall have received such other documents and assurances as the Agent or Special Counsel shall reasonably require.

  6.  CONDITIONS OF LENDING.

      The obligations of: each Lender to make each Revolving Credit Loan, of the Swing Line Lender to make each Swing Line Loan and of any Lender to make a Competitive Bid Loan on the Borrowing Date with respect to such Loan are subject to the satisfaction of the following conditions precedent:

      6.1  Compliance.

           On each Borrowing Date and after giving effect to the Loans to be made thereon, (i) there shall exist no Default or Event of De-fault, (ii) the representations and warranties contained in the Loan Documents shall be true and correct with the same effect as though such representations and warranties had been made on such Borrowing Date, except as the context otherwise requires and except for those representations and warranties which by their terms or by necessary implication are expressly limited to a state of facts existing prior to the Effective Date and (iii) there shall have occurred no Material Adverse Change since March 31, 1995. Each borrowing by the Company shall constitute a certification by the Company as of the date of such borrowing that each of the foregoing matters is true and correct in all respects.

      6.2  Borrowing Request; Competitive Bid Request.

           With respect to any request for Revolving Credit Loans or Swing Line Loans, the Agent shall have received a Borrowing Request, and with respect to any request for a Competitive Bid Loans, the Agent shall have received a Competitive Bid Request, in each case duly exe-cuted by an Authorized Signatory of the Company.

      6.3  Loan Closings.

           All documents required by the provisions of this Agreement to be executed or delivered to the Agent on or before the applicable Borrowing Date shall have been executed and shall have been delivered at the office of the Agent set forth in or pursuant to paragraph 11.2 on or before such Borrowing Date.

  7.  AFFIRMATIVE COVENANTS

      The Company hereby agrees that so long as this Agreement is in effect, any Loan remains outstanding and unpaid, or any other amount is owing under any of the Loan Documents to any Lender or the Agent, the Company shall:

      7.1  Financial Statements.

           Maintain, and cause each of its Subsidiaries to maintain, a system of financial reporting in accordance with GAAP, and furnish or cause to be furnished to the Agent and each Lender:

           (a) As soon as available, but in any event within 105 days after the end of each fiscal year of the Company, a copy of its Consolidated Balance Sheet as at the end of such fiscal year, together with the related Consolidated Statements of Income, Cash Flows and Shareholders' Equity as of and through the end of such fiscal year, setting forth in each case in comparative form the figures for the preceding fiscal year. The Consolidated Balance Sheet and Statements of Income, Cash Flows and Shareholders' Equity shall be audited by the Accountants who shall issue their report thereon which shall (i) state that the examination by such Accountants in connection with such Con-solidated financial statements has been made in accordance with gener-ally accepted auditing standards and, accordingly, included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances and (ii) include the opinion of such Accountants that such Consolidated financial statements have been prepared in accordance with GAAP without qualification.

           (b) As soon as available, but in any event not later than 60 days after the end of each of the first three quarterly accounting periods in fiscal year of the Company, (i) a copy of the Consolidated
  Balance Sheet as at the end of each such quarterly period, and the Consolidated Statements of Income, Cash Flows and Shareholders'
  Equity, for such period and for the elapsed portion of the fiscal year through such date, setting forth in each case in comparative form the figures for the corresponding periods of the preceding fiscal year, certified by the Vice President-Finance or the Vice President-Treasurer of the Company (or such other officer acceptable to the Agent) as having been prepared in accordance with GAAP and as presenting fairly, in all material respects, the Consolidated financial condition and the Consolidated results of operations of the Company and its Subsidiaries and (ii) a certificate of the Vice President-Finance or the Vice President-Treasurer of the Company
  (or such other officer as shall be acceptable to the Agent) in detail reasonably satisfactory to the Agent (1) stating that there exists no violation of any of the terms or provisions of the Loan Documents or occurrence of any condition or event which would constitute a Default or Event of Default, or, if any such violation, condition or event exists or has occurred, specifying in such certificate all such violations, conditions and events, and the nature and status thereof and (2) containing computations showing compliance with the provisions of paragraphs 7.11, 7.12 and 8.1.

           (c) As soon as available, but in any event not later than 105 days after the end of the last quarterly accounting period in each fiscal year of the Company, the same certificate as is required by clause (b) (ii) above.

      7.2  Certificates; Other Information.

           Furnish to the Agent and each Lender:

           (a) Prompt written notice if (i) any Indebtedness or Contingent Obligation of the Company or any of its Subsidiaries in excess of $10,000,000 is declared or shall become due and payable prior to its stated maturity, or is called and not paid when due, (ii) a default shall have occurred under any note (other than the Notes) or the holder of any such note, or other evidence of Indebtedness, certificate or security evidencing any such Indebtedness or any obligee with respect to any other Indebtedness of the Company or any of its Subsidiaries has the right to declare any Indebtedness in excess of $10,000,000 due and payable prior to its stated maturity as a result of such default or (iii) there shall have occurred and be continuing a Default or an Event of Default;

           (b) Prompt written notice of (i) any citation, summons, subpoena, order to show cause or other order naming the Company or any of its Subsidiaries a party to any proceeding before any Governmental Body (including, without limitation, proceedings relating to any alleged non-compliance with or alleged violation of the requirements of any federal, state or local environmental health and safety statutes and regulations or the release or the threatened release of any toxic or hazardous waste, substance or other constituent into the environment) which could reasonably be expected to have a Material Adverse Effect or which calls into question the validity or enforce-ability of any of the Loan Documents, and include with such notice a copy of such citation, summons, subpoena, order to show cause or other order, (ii) any lapse or other termination of any material license, permit, franchise or other authorization issued to the Company or any of its Subsidiaries by any Governmental Body, the lapse or termination of which could reasonably be expected to result in a Material Adverse Effect, (iii) any refusal by any Governmental Body or any other Person to renew or extend any such material license, permit, franchise or other authorization with respect to which such refusal could reasonably be expected to result in a Material Adverse Effect and (iv) any dispute between the Company or any of its Subsidiaries and any Person, which dispute could reasonably be expected to have a Material Adverse Effect;

           (c) Promptly upon becoming available, copies of all (i) financial statements, reports and proxy statements ( except for registration statements on Form S-8 or a successor form relating to the registration of securities pursuant to an employee benefit plan) which the Company may have sent to its stockholders generally and copies of all registration statements and regular, periodic or special reports, schedules and other material which the Company may now or hereafter be required to file with or deliver to any securities exchange or the Securities and Exchange Commission, or any other Governmental Body succeeding to the functions thereof, and with any national securities exchange and (ii) material news releases and an-nual reports relating to the Company or any of its Subsidiaries; and

           (d) With reasonable promptness, such other information and financial data as the Agent or the Lenders may reasonably request.

      7.3  Legal Existence.

           Except as permitted by paragraph 8.3, maintain, and cause each of its Subsidiaries to maintain, its corporate existence in good standing in the jurisdiction of its incorporation or formation and in each other jurisdiction in which the failure so to do could reasonably be expected to have a Material Adverse Effect.

      7.4  Taxes.

           Pay and discharge when due, and cause each of its Subsidiaries so to do, all Taxes upon or with respect to the Company or such Subsidiary and upon the income, profits and Property of the Company and its Subsidiaries, which, if unpaid, could reasonably be expected to have a Material Adverse Effect or become a Lien on the Property of the Company or such Subsidiary, other than Permitted Liens, unless and to the extent only that such Taxes shall be contested in good faith and by appropriate proceedings diligently conducted by the Company or such Subsidiary and provided that any such contested Taxes, shall not constitute, or create, a Lien on any Property of the Company or such Subsidiary other than a Permitted Lien, and provided further that the Company shall give the Agent prompt notice of such contest and such reserve or other appropriate provision as shall be required by the Accountants in accordance with GAAP shall have been made therefor.

      7.5  Insurance.

           Maintain, and cause each of its Significant Subsidiaries to maintain, insurance on its Property against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses, including, without limitation, product liability, public liability and workers' compensation insurance. The Company shall promptly file with the Agent such information concerning its insurance program and that of its Subsidiaries as the Agent may reasonably request.

      7.6  Payment of Indebtedness and Performance of Obligations.

           Pay and discharge, and cause each of its Subsidiaries to pay and discharge, when due all lawful Indebtedness, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, could reasonably be expected to (i) have a Material Adverse Effect or (ii) become a Lien upon Property of the Company or such Subsidiary other than a Permitted Lien, unless and to the extent only that the validity of such Indebtedness, obligation or claim shall be contested in good faith and by appropriate proceedings diligently conducted by the Company or such Subsidiary, and provided further that the Company shall give the Agent prompt notice of any such contest and that such reserve or other appropriate provision as shall be required by the Accountants in accordance with GAAP shall have been made therefor.

      7.7  Condition of Property.

           At all times, maintain, protect and keep in good repair, working order and condition (ordinary wear and tear excepted), and cause each of its Subsidiaries so to do, all Property reasonably necessary to the operation of the business of the Company and its Subsidiaries, where the failure so to do would reasonably be expected to result in a Material Adverse Effect.

      7.8  Observance of Legal Requirements; ERISA.

           Observe and comply in all material respects, and cause each of its Subsidiaries so to do, with all laws (including ERISA), ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Bodies, which may then be applicable to the Company and its Subsidiaries, a violation of which could reasonably be expected to have a Material Adverse Effect, except such thereof as shall be contested in good faith and by appropriate proceedings diligently conducted by the Company or such Subsidiary, provided that the Company shall give the Agent prompt notice of such contest and that such reserve or other appropriate provision as shall be required by the Accountants in accordance with GAAP shall have been made therefor.

      7.9  Inspection of Property; Books and Records; Discussions.

           Keep proper books of record and account in which complete, true and correct entries in conformity with GAAP and all requirements of law shall be made of all material dealings and transactions in relation to its business and activities; and upon reasonable notice, permit representatives of the Agent and each Lender to visit the of-fices of the Company and its Subsidiaries, to inspect any of its Property and examine or make copies or abstracts from any of its books and records at any reasonable time during business hours and as often as may reasonably be desired, and to discuss the business, operations, prospects, licenses, Property and financial condition of the Company and its Subsidiaries with the officers thereof and with the Accountants.

      7.10 Licenses, Etc.

           Maintain and cause each of its Subsidiaries to maintain, in full force and effect, all material licenses, copyrights, patents, permits, applications, reports, authorizations and other rights as are reasonably necessary for the conduct of its business and the failure to maintain which could reasonably be expected to have a Material Adverse Effect.

      7.11 Net Worth.

           Maintain at all times Net Worth in an amount equal to not less than the sum of (i) $300,000,000 and (ii) 40% of the Company's Consolidated net income (if positive) for each fiscal year commencing with and including the fiscal year ending March 31, 1996, determined on a cumulative basis.

      7.12 Interest Coverage Ratio.

           At the end of each fiscal quarter of the Company, maintain an Interest Coverage Ratio of at least 2.0:1.0 for the four fiscal quarters ending with the end of such fiscal quarter, provided, however, that the Company's Interest Coverage Ratio: (i) for the fiscal quarter ending June 30, 1995 shall be measured for that fiscal quarter only, (ii) for the fiscal quarter ending September 30, 1995 shall be measured for the two fiscal quarters ending on such date, and
  (ii) for the fiscal quarter ending December 31, 1995 shall be measured for the three fiscal quarters ending on such date.

   8. NEGATIVE COVENANTS

      The Company hereby agrees that, so long as this Agreement is in effect, any Loan remains outstanding and unpaid, or any other amount is owing under any Loan Document to any Lender or the Agent, the Company shall not, directly or indirectly:

      8.1  Ratio of Indebtedness to Total Capitalization.

           Create, incur or assume any liability for Indebtedness, or permit any of its Subsidiaries so to do, if, after giving effect thereto, the Company's ratio of Consolidated Indebtedness to Total Capitalization would exceed 0.5:1.0. Indebtedness of the Company and its Subsidiaries existing on the date hereof is as set forth in Exhibit L.

      8.2  Liens.

           Create, incur, assume or suffer to exist any Lien upon any of its Property or assets, whether now owned or hereafter acquired, or permit any of its Subsidiaries so to do, except Permitted Liens.

      8.3  Merger and Acquisition or Sale of Property.

           Merge or consolidate with any Person, or acquire by purchase or otherwise all or substantially all of the assets of any Person, or permit any of its Subsidiaries so to do, except that (i) any of its Subsidiaries may be merged into or consolidated with any other Subsidiary of the Company or a Person which, after giving effect to such merger or consolidation, shall be a Subsidiary of the Company,
  (ii) any of its Subsidiaries or any other Person may be merged into or consolidated with the Company, provided that the Company shall be the surviving corporation of such merger or consolidation and (iii) the Company or any of its Subsidiaries may acquire by purchase or otherwise all or substantially all of the assets of any Person provided that, with respect to all of the foregoing, immediately before and after giving effect thereto, no Default or Event of Default shall exist.

      8.4  Sale of Property.

           Except for sales of assets in the ordinary course of business, sell, assign, exchange, lease, transfer or otherwise dispose of any of its Property, or permit any of its Subsidiaries so to do, to any Person other than (i) a wholly-owned Subsidiary of the Company
  (in the case of the Company) or (ii) the Company or any other wholly-owned Subsidiary of the Company (in the case of a Subsidiary of the Company), in each case in an aggregate amount, on and after the Effective Date, in excess of 15% of its Consolidated assets
  (determined in accordance with GAAP), such Property to be valued at book value.

      8.5  Compliance with ERISA.

           Engage in any "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Plan; or incur any "accumulated funding deficiency", as such term is defined in Section 412 of the Code or Section 302 of ERISA; or terminate, or permit any of its Subsidiaries or any Commonly Controlled Entity to terminate, any Plan which would result in any li-ability of the Company, any of its Subsidiaries or a Commonly Controlled Entity to the PBGC; or permit the occurrence of any Reportable Event or any other event or condition which presents a risk of such a termination by the PBGC of any Plan; or withdraw or effect a partial withdrawal from a Multiemployer Plan; or permit any of its Subsidiaries a Commonly Controlled Entity which is an employer under such a Multiemployer Plan so to do; which, in the case of any of the foregoing, could reasonably be expected to result in a Material Adverse Effect.

      8.6  Transactions with Affiliates.

           Become, or permit any of its Subsidiaries to become, a party to any transaction with an Affiliate of the Company or of any of its Subsidiaries (which Affiliate is not also a wholly-owned
  Subsidiary of the Company) unless the terms and conditions relating to such transaction are as favorable to the Company or such Subsidiary as those which would be obtainable at that time in a comparable arms-length transaction with a Person other than an Affiliate.

      8.7  Certificate of Incorporation and By-laws; Fiscal Year;
  Business Changes.

           Amend or otherwise modify its Certificate of Incorporation or By-Laws, or change its fiscal year for financial reporting purposes, or materially change the nature of the business as conducted by the Company and its Subsidiaries taken as a whole on the date hereof, or permit any of its Subsidiaries to do any of the foregoing, in each case referred to in this paragraph 8.7 in any way which could reasonably be expected to adversely affect the interests of the Lenders or the obligations of the Company under any of the Loan Documents.

      8.8  Sale and Leaseback.

           Enter into any arrangement with any Person, or permit any of its Subsidiaries so to do, providing for the leasing by the Company (or such Subsidiary) of Property which has been or is to be sold or transferred by the Company (or such Subsidiary) to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such Property or rental obligations of the Company (or such Subsidiary) in an aggregate amount on and after the Effective Date which, when added to the aggregate amount of Property sold, assigned, exchanged, leased, transferred or otherwise disposed of in accordance with paragraph 8.4, is in excess of 15% of the Consolidated assets (determined in accordance with GAAP) of the Company and its Subsidiaries, such Property to be valued at book value.


  9.  DEFAULT

      9.1   Events of Default.

            The following shall each constitute an "Event of Default" hereunder:

            (a) the failure of the Company to make any payment of principal on any Note on the date when due and payable; or

            (b) the failure of the Company to make any payment of interest hereunder or under any other Loan Document for three or more Business Days after the same shall be due and payable, or the failure of the Company to make any payment of any fees or expenses payable hereunder or under any other Loan Document for five or more Business Days after the same shall be due and payable; or

            (c) the use by the Company of the proceeds of any Loan in a manner inconsistent with or in violation of paragraph 2.5; or

            (d) the failure of the Company to observe or perform any covenant or agreement contained in paragraphs 7.11, 7.12 or paragraph 8; or

            (e) the failure of the Company to observe or perform any other term, covenant, or agreement contained in this Agreement and such failure shall have continued unremedied for a period of 30 days after the earlier of (i) a Responsible Officer having obtained know-ledge thereof or (ii) the Company having received written notice thereof from the Agent; or

            (f) any representation or warranty of the Company (or of any officer of the Company on its behalf) made in this Agreement or any other Loan Document or in any certificate, report or other document delivered or to be delivered pursuant to this Agreement or any other Loan Document, shall prove to have been incorrect or mis-leading (whether because of misstatement or omission) in any material respect when made; or

            (g) any obligation of the Company or any of its Subsidiaries, whether as principal, guarantor, surety or other obli-gor, for the payment of Indebtedness or Contingent Obligations, in an aggregate amount in excess of $20,000,000, shall become or shall be declared to be due and payable prior to the expressed maturity or expiration thereof, or shall not be paid when due or within any grace period for the payment thereof, or the holder thereof shall have the right to declare such obligation due and payable prior to the expressed maturity thereof; or

            (h) the Company or any of its Subsidiaries (not including any Subsidiary which does not, taken together with the assets of other Subsidiaries engaging in any transactions described in this clause
  (h), in the aggregate, have assets equal to more than 3.5% of the assets of the Company and its Subsidiaries on a Consolidated basis) shall (i) suspend or discontinue all or substantially all of its business (except, with respect to any Subsidiary of the Company, as permitted by paragraphs 8.3 and 8.4), or (ii) make an assignment for the benefit of creditors, or (iii) generally not be paying its debts as such debts become due, or (iv) admit in writing its inability to pay its debts as they become due, or (v) file a voluntary petition in bankruptcy, or (vi) or (vi) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction, or (vii) petition or apply to any tribunal for any receiver, custodian or any trustee for any substantial part of its Property, or (viii) be the subject of any such proceeding filed against it which remains undis-missed for a period of 90 days, or (ix) file any answer admitting or not contesting the material allegations of any such petition filed against it or any order, judgment or decree approving such petition in any such proceeding, or (x) seek, approve, consent to, or acquiesce in any such proceeding, or in the appointment of any trustee, receiver, custodian, liquidator, or fiscal agent for it, or any substantial part of its Property, or an order is entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent and such order remains in effect for 90 days, or (xi) take any formal action for the purpose of effecting any of the foregoing or looking to the liquidation or dissolution of the Company or such Subsidiary; or

            (i) an order for relief is entered under the United States bankruptcy laws or any other decree or order is entered by a court having jurisdiction (i) adjudging the Company or any of its Subsidiaries a bankrupt or insolvent, or (ii) approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of or in respect of the Company or any of its Subsidiaries under the United States bankruptcy laws or any other applicable Federal or state law, or (iii) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator, fiscal agent (or other similar official) of the Company or any of its Subsidiaries or of any substantial part of the Property thereof, or (iv) ordering the winding up or liquidation of the affairs of the Company or any of its Subsidiaries, and any such decree or order continues unstayed and in effect for a period of 90 days; or

            (j) any judgment or decree against the Company or any of its Subsidiaries aggregating in excess of $20,000,000 shall remain unpaid, undischarged or undismissed for a period of 60 days, unless such judgment or decree shall be stayed on appeal or bonded on or before the 60th day of such period; provided, however, there shall not be an Event of Default under this clause (j) with respect to any such judgment or decree which remains unstayed on appeal and unbonded in any foreign jurisdiction which requires a plaintiff to post a bond, in cash and in the full amount of such judgment or decree, in order to execute upon such judgment or decree; or

            (k) any of the Loan Documents shall cease, for any reason, to be in full force and effect, or the Company shall so assert in writing.

      Upon the occurrence of an Event of Default or at any time thereafter during the continuance thereof, (1) if such event is an Event of Default specified in clauses (h) or (i) above, the Revolving Credit Commitments shall immediately and automatically terminate and the Loans and all accrued and unpaid interest on any thereof and all other amounts owing under the Loan Documents shall immediately become due and payable, and the Agent may, and upon the direction of the Required Lenders shall, exercise any and all remedies and other rights provided pursuant to the Loan Documents, and (2) if such event is any other Event of Default, any or all of the following actions may be taken: (x) with the consent of the Required Lenders, the Agent may, and upon the direction of the Required Lenders shall, by notice to the Company, declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall im-mediately terminate and (y) with the consent of the Required Lenders, the Agent may, and upon the direction of the Required Lenders shall, by written notice of default to the Company, declare the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable, and in all cases the Agent may, and upon the direction of the Required Lenders shall, exercise any and all remedies and other rights provided pursuant to the Loan Documents or by law. Except as otherwise provided in this paragraph 9.1, presentment, demand, protest and all other notices of any kind are hereby expressly waived. The Company hereby further expressly waives and covenants not to assert any appraisement, valuation, stay, extension, redemption or similar laws, now or at any time hereafter in force, which might delay, prevent or otherwise impede the perfor-mance or enforcement of any of the Loan Documents.

      In the event that the Revolving Credit Commitments shall have been terminated or the Notes shall have been declared due and payable pursuant to the provisions of this paragraph 9.1, any funds received by the Agent, the Swing Line Lender and the Lenders from or on behalf of the Company shall be applied by the Agent, the Swing Line Lender and the Lenders in liquidation of the Loans and the obligations of the Company hereunder and under the Notes in the following manner and order: (i) first, to reimburse the Agent, the Swing Line Lender and the Lenders for any expenses due pursuant to the provisions of paragraph 11.5; (ii) second, to the payment of accrued and unpaid Agent's Fees, Facility Fees and all other fees, expenses and amounts due hereunder (other than principal and interest on the Notes); (iii) third, to the payment of interest due on the Notes (pro rata according to the aggregate outstanding principal balance of each category thereof); (iv) fourth, to the payment of principal outstanding on the Notes (pro rata according to the aggregate outstanding principal balance of each category thereof); and (v) fifth, to the payment of any other amounts owing to the Agent, the Swing Line Lender and the Lenders under any of the Loan Documents. Any funds remaining after the foregoing applications shall be paid over to the Company or as a court may otherwise direct.


  10. THE AGENT

      10.1 Appointment.

           Each Lender and the Swing Line Lender hereby irrevocably designates and appoints BNY as the Agent of such Lender and the Swing Line Lender under the Loan Documents and each such Lender and the Swing Line Lender hereby irrevocably authorizes BNY, as the Agent for such Lender and the Swing Line Lender, to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or any of the other Loan Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Agent.

      10.2 Delegation of Duties.

           The Agent may execute any of its duties under the Loan
  Documents by or through agents or attorneys-in-fact and shall be entitled to rely upon the advice of counsel concerning all matters pertaining to such duties.

      10.3 Exculpatory Provisions.

           Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it, in its capacity as Agent, or such Person at the direction of the Agent under or in connection with the Loan Documents (except the Agent for its own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders or the Swing Line Lender for any recit-als, statements, representations or warranties made by the Company or any officer thereof contained in the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, the Loan Documents or for the value, validity, effectiveness, genuine-ness, enforceability or sufficiency of any of the Loan Documents or for any failure of any party thereto, or any other Person to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender or the Swing Line Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Loan Documents, or to inspect the properties, books or records of the Company or any of its Subsidiaries. The Agent shall not be under any liability or re-sponsibility whatsoever, as Agent, to the Company or any other Person as a consequence of any failure or delay in performance, or any breach, by any Lender or the Swing Line Lender of any of its obliga-tions under any of the Loan Documents.

      10.4 Reliance by Agent.

           The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, opinion, letter, telegram, fax, telex or tele-type message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Agent. The Agent may treat each Lender, or the Person designated in the last notice filed with it under this paragraph, as the holder of all of the interests of such Lender in its Loans and in its Note until written notice of transfer, signed by such Lender (or the Person designated in the last notice filed with the Agent) and by the Person designated in such written notice of transfer, in form and substance satisfactory to the Agent, shall have been filed with the Agent. The Agent shall not be under any duty to examine or pass upon the validity, effectiveness or genuineness of the Loan Documents or any instrument, document or communication furnished pursuant thereto or in connection therewith, and the Agent shall be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be. The Agent shall be fully justified in failing or refusing to take any action under the Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders, the Swing Line Lender and all future holders of the Notes.

      10.5 Notice of Default.

           The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received written notice thereof from a Lender, the Swing Line Lender or the Company. In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Lenders and the Swing Line Lender. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders.

      10.6 Non-Reliance on Agent and Other Lenders.

           Each Lender and the Swing Line Lender expressly acknowledges that neither the Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereafter, including any review of the affairs of the Company or any Subsidiaries thereof, shall be deemed to constitute any representation or warranty by the Agent to any Lender or the Swing Line Lender. Each Lender and the Swing Line Lender repre-sents to the Agent that it has, independently and without reliance upon the Agent or any other Lender or the Swing Line Lender, and based on such documents and information as it has deemed appropriate, made its own evaluation of and investigation into the business, operations, Property, financial and other condition and creditworthiness of the Company and its Subsidiaries and made its own decision to enter into this Agreement. Each Lender and the Swing Line Lender also represents that it will, independently and without reliance upon the Agent or any other Lender or the Swing Line Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, evaluations and decisions in taking or not taking action under this Agreement or any of the Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, Property, financial and other condition and creditworthiness of the Company and its Subsidiaries. Each Lender and the Swing Line Lender acknowledges that a copy of this Agreement and all exhibits and schedules hereto has been made available to it and its individual legal counsel for review, and each Lender and the Swing Line Lender acknowledges that it is satisfied with the form and substance of this Agreement and the exhibits and schedules hereto. Except for notices, reports and other documents expressly required to be furnished to the Lenders and the Swing Line Lender by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, Property, financial and other condition or creditworthiness of the Company or its Subsidiaries which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

      10.7 Indemnification.

           Each Lender agrees to indemnify the Agent in its capacity as such (to the extent not promptly reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to its Commitment Percentage from and against any and all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever, including, without limitation, any amounts paid to the Lenders or the Swing Line Lender (through the Agent) by the Company pursuant to the terms hereof, that are subsequently rescinded or avoided, or must otherwise be restored or returned which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, the other Loan Documents or any other documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or dis-bursements to the extent resulting from the gross negligence or will-ful misconduct of the Agent. The agreements in this paragraph shall survive the payment of the Notes and all other amounts payable hereunder.

      10.8 Agent in Its Individual Capacity.

           BNY and its respective Affiliates may make loans to, accept deposits from, issue letters of credit for the account of and gener-ally engage in any kind of business with, the Company and its Subsidiaries as though BNY was not Agent hereunder. With respect to the Commitment made or renewed by BNY and any Note issued to BNY, BNY shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it was not the Agent and the Swing Line Lender, and the terms "Lender" and "Lenders" shall in each case include BNY.

      10.9 Successor Agent.

           If at any time the Agent deems it advisable, in its sole discretion, it may submit to each of the Lenders and the Swing Line Lender a written notification of its resignation as Agent under the Loan Documents, such resignation to be effective on the forty-third day after the date of such notice. Upon any such resignation, the Required Lenders shall have the right, with the prior written consent of the Company (which consent shall not be unreasonably withheld), if at such time no Default or Event of Default exists, to appoint from among the Lenders a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and accepted such ap-pointment within 33 days after the retiring Agent's giving of notice of resignation, then the Company may, if at such time no Default or Event of Default exists, on behalf of the Lenders, appoint a successor Agent, which appointment shall be conclusive and binding provided that such successor Agent shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a suc-cessor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent's rights, powers, privileges and duties as Agent under the Loan Documents shall be terminated. The Company, the Swing Line Lender and the Lenders shall execute such documents as shall be reasonably necessary to effect such appointment. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this paragraph 10.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents. If, notwithstanding the foregoing, at any time there shall not be a duly appointed and acting Agent hereunder, the Company agrees to make each payment due under the Loan Documents directly to the Lenders and the Swing Line Lender entitled thereto during such time.

  11. OTHER PROVISIONS.

      11.1 Amendments and Waivers.


      With the written consent of the Required Lenders, the Agent and the Company may from time to time enter into written amendments, supplements or modifications hereof and, with the consent of the Required Lenders, the Agent on behalf of the Lenders and the Swing Line Lender may execute and deliver to any such parties a written instrument waiving or consenting to the departure from, on such terms and conditions as the Agent may specify in such instrument, any of the requirements of the Loan Documents or any Default or Event of Default and its consequences, or releasing or discharging any guarantor from its obligations under a guarantee; provided, however, that no such amendment, supplement, modification, waiver or consent shall (i) in-crease the Revolving Credit Commitment of any Lender, (ii) change the maturity date of any Note or extend the Termination Date, (iii) reduce the rate of interest of, extend the time or manner of payment of, or increase or forgive the principal amount of any Note, (iv) decrease the Facility Fee or extend the time of payment thereof, or (v) change the provisions of this paragraph 11.1 without the consent of all of the Lenders; and provided further that no such amendment, supplement, modification, waiver or consent shall amend, modify or waive any provision of (A) paragraph 10 or otherwise change any of the rights or obligations of the Agent under the Loan Documents without the writ-ten consent of the Agent or (B) paragraph 2.2 or 2.3 or otherwise change any of the rights or obligations of the Swing Line Lender under the Loan Documents without the written consent of the Swing Line Lender. Any such amendment, supplement, modification, waiver or consent shall apply equally to each of the Lenders and shall be binding upon the Company, the Lenders, the Agent and all future hold-ers of the Notes. In the case of any waiver, the Company, the Lenders and the Agent shall be restored to their former position and rights hereunder and under the Notes and the other Loan Documents, and any Default or Event of Default waived shall not extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

      11.2 Notices.

           All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or when deposited in the mail, first-class postage prepaid, or, in the case of telecopier notice, when sent, addressed as follows in the case of the Company and the Agent, and as set forth in Exhibit B in the case of each of the Lenders, or to such other addresses as to which the Agent may be hereafter notified by the respective parties hereto or any future holders of the Notes in accordance with the provisions of this paragraph 11.2:

           The Company:

           CARTER-WALLACE, INC.
           1345 Avenue of the Americas
           New York, New York  10105
           Attention:  Ralph Levine, Esq.
                       Vice President, General Counsel &
                         Secretary
                       and
                       James. L. Wagar,
                       Vice President & Treasurer
           Telephone:  (212) 339-5000
           Fax: (212) 339-5200


           The Agent or the Swing Line Lender:

           THE BANK OF NEW YORK
           New York Corporate Division
           One Wall Street
           New York, New York 10286
           Attention:  William A. Kerr,
                       Vice President
           Telephone:  (212) 635-1301
           Fax: (212) 635-1480,

           with a copy to:

           THE BANK OF NEW YORK
           Agency Function Administration
           One Wall Street
           New York, New York 10286
           Attention:  Carolyn Surles,
                       Assistant Treasurer
           Telephone:  (212) 635-4695
           Fax: (212) 635-6365(6 or 7),


  except that any notice, request or demand by the Company to or upon the Agent or the Lenders pursuant to paragraphs 2.3, 2.4, 2.6, 2.7 or
  3.3 shall not be effective until received.

      11.3 No Waiver; Cumulative Remedies.

           No failure to exercise and no delay in exercising, on the part of the Agent, the Swing Line Lender or any Lender, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

      11.4 Survival of Representations and Warranties.

           All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the Notes and any other Loan Document.

      11.5 Payment of Expenses and Taxes; Indemnified Liabilities.

           The Company agrees, promptly upon presentation of a statement or invoice therefor, and whether or not any Loan is made,
  (i) to pay or reimburse the Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modif-ication to, or waiver or consent under the Loan Documents, any documents prepared in connection therewith and the consummation of the transactions contemplated thereby, including, without limitation, the reasonable fees and disbursements of counsel, (ii) to pay or reimburse the Agent, the Swing Line Lender and each Lender for its costs and expenses incurred in connection with the enforcement of any rights under the Agreement, the Notes and any such other documents, including, without limitation, reasonable fees and disbursements of their respective counsel, (iii) to pay, indemnify, and hold the Swing Line Lender, each Lender and the Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying Taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions con-templated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Loan Documents and any such other documents, exclusive, however, of such Taxes payable in connection with the transfer of any Loan Document or Loan or any participation or other interest therein and (iv) to pay, indemnify and hold the Swing Line Lender, each Lender and the Agent and each of their respective officers, directors and employees harmless from and against any and all other liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be or becomes payable to any third party (including, without limitation, reasonable counsel fees and disbursements) with respect to the execution, delivery, enforcement and performance of the Loan Documents or the use of the proceeds of the Loans (all the foregoing, collectively, the "Indemnified Liabilities") and, if and to the extent that the forego-ing indemnity may be unenforceable for any reason, the Company agrees to make the maximum payment permitted under applicable law; provided, however, that the Company shall have no obligation hereunder to pay Indemnified Liabilities to the Agent, the Swing Line Lender or any Lender arising from the gross negligence or willful misconduct of the Agent, the Swing Line Lender or such Lender. The agreements in this paragraph shall survive the termination of the Revolving Credit Commitments and the payment of the Notes, and all other amounts payable hereunder.

      11.6 Lending Offices.

           Each Lender and the Swing Line Lender shall have the right at any time and from time to time to transfer any Loan to a different office, provided that such Lender shall promptly notify the Agent and the Company of any such change of office. Such office shall thereupon become such Lender's Domestic Lending Office or LIBOR Lending Office, as the case may be, as designated in such notice.

      11.7 Successors and Assigns.

           (a) This Agreement and the Notes shall be binding upon and inure to the benefit of the Company, the Lenders, the Swing Line Lender and the Agent, all future holders of the Notes and their respective successors and assigns, except that the Company may not as-sign, delegate or transfer any of its rights or obligations under the Loan Documents without the prior written consent of the Agent, the Swing Line Lender and each Lender.

           (b) Each Lender shall have the right at any time, upon written notice to the Agent and the Company of its intent to do so, to sell, assign, transfer or negotiate all or any part of such Lender's rights (but not its obligations) with respect to its Loans, its Revolving Credit Commitment and its Notes to one or more of its Affiliates or, with the prior written consent of the Company and the Swing Line Lender (which consent shall not be unreasonably withheld or, with respect to the Company, required during the continuance of an Event of Default), to sell, assign, transfer or negotiate all or any part of such Lender's rights and obligations with respect to its Loans, its Commitment and its Notes to one or more of the other Lend-ers (or to Affiliates of such Lender or such other Lenders) or to any other bank, insurance company or financial institution, provided that
  (i) each such sale, assignment, transfer or negotiation (other than sales, assignments, transfers or negotiations to Affiliates of such Lender) shall be in a minimum amount of $10,000,000 and (ii) there shall be paid to the Agent by the assignor Lender an assignment fee (the "Assignment Fee") of $3,000. For each assignment, the parties to such assignment shall execute and deliver to the Agent for its acceptance and recording an Assignment and Acceptance Agreement in the form of Exhibit K. Upon such execution, delivery, acceptance and recording by the Agent, from and after the effective date specified in such Assignment and Acceptance Agreement and agreed to by the Agent, the assignee thereunder shall be a Lender for all purposes hereunder and, to the extent provided in such Assignment and Acceptance Agreement, the assignor Lender thereunder shall be released from its obligations under this Agreement. The Company agrees upon written request of the Agent to execute and deliver (1) to such assignee, a Note, dated the effective date of such Assignment and Ac-ceptance Agreement, in an aggregate principal amount equal to the Loans assigned to, and Commitment assumed by, such assignee and (2) to such assignor Lender, a Note, dated the effective date of such Assignment and Acceptance Agreement, in an aggregate principal amount equal to the balance of such assignor Lender's Loans and Commitment, if any, and each assignor Lender shall cancel and return to the Company its existing Note. Upon any such sale, assignment or other transfer, the Revolving Credit Commitments and Commitment Percentages set forth in Exhibit A shall be adjusted accordingly.

           (c) Each Lender may grant participations in all or any part of its Loans, its Notes or its Revolving Credit Commitment to the parent, any Affiliate, Subsidiary or branch of such Lender or to one or more banks, insurance companies, financial institutions, pension funds, mutual funds or any other Person, provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Company, the Agent, the Swing Line Lender and the other Lenders shall continue to deal directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (iv) the rights of any holder of any such participation shall be limited to the right to consent to any action taken or omitted to be taken by such Lender under this Agreement which would (1) increase the Aggregate Commitments, (2) reduce the Facility Fee or the interest rate payable on, or increase or forgive the principal amount of the Revolving Credit Notes or (3) extend the maturity date of the Notes or extend the Termination Date, or postpone the payment or scheduled due dates for payments of prin-cipal, interest and Facility Fees; provided that, if such Lender shall consent to any such action which would have an effect or effects described in any of the foregoing subclauses (1), (2) and (3), the Company may conclusively assume that all holders of any such participations have likewise consented thereto; and if such consent is given by such Lender without the consent of a holder of such a participation, the Company shall have no liability to such holder (it being understood that the rights of such holder against such Lender shall be determined solely pursuant to the agreement pursuant to which it acquired such participation). The Company hereby acknowledges and agrees that any such participant shall for purposes of paragraphs 3.5, 3.6, 3.10 and 11.5, be deemed to be a "Lender", provided that in no event shall the Company be liable for any amounts under said paragraphs in excess of the amounts for which it would be liable but for such participation.

           (d) No Lender shall, as between and among the Company, the Agent, the Swing Line Lender and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participations in, all or any part of its Loans, its Revolving Credit Commitment or its Notes, except that a Lender shall be relieved of its obligations to the extent of any sale, assignment, transfer, or negotiation of all or any part of its Loans, its Revolving Credit Commitment or its Notes pursu-ant to paragraph (b) above.

           (e) Notwithstanding anything to the contrary contained in this paragraph 11.7, any Lender may at any time or from time to time assign all or any portion of its rights under this Agreement with respect to its Loans, its Revolving Credit Commitment and its Notes to a Federal Reserve Bank. No such assignment shall release the assignor Lender from its obligations hereunder.

           (f) Except as otherwise expressly provided herein, the Company shall not be responsible for any fees, costs or expenses incurred by the Agent or any Lender in connection with effecting any participation described in paragraph 11.7(c).

      11.8 Counterparts.

           This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart signed by the party to be charged.

      11.9   Lenders' Representations.

             Each Lender represents to the Agent and the Company that, in acquiring its Notes hereunder, it is acquiring the same for its own account for the purpose of investment and not with a view to selling the same in connection with any distribution thereof, provided that the disposition of each Lender's own Property shall at all times be and remain within its control.

      11.10  Governing Law.

             This Agreement and the Notes and the rights and obligations of the parties hereunder and thereunder shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York, without regard to principles of conflict of laws.

      11.11  Headings, Plurals.

             Paragraph headings have been inserted herein for convenience only and shall not be construed to be a part hereof or thereof.

      11.12  Severability.

             Every provision of the Loan Documents is intended to be severable, and if any term or provision thereof shall be invalid, il-legal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions thereof shall not be affected or impaired thereby, and any invalidity, illegality or unenforceability in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

      11.13  Integration.

             This Agreement and the Notes embody the entire agreement and understanding among the Company, the Agent, the Swing Line Lender and the Lenders with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings among the Company, the Agent, the Swing Line Lender and the Lenders with respect to the subject matter hereof and thereof.

      11.14  Consent to Jurisdiction.

             The Company hereby irrevocably submits to the jurisdiction of any New York State or Federal Court sitting in the City of New York over any suit, action or proceeding arising out of or relating to the Loan Documents. The Company hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Company hereby agrees that a final judgment in any such suit, action or proceeding brought in such a court, after all appropriate appeals, shall be conclusive and binding upon it.

      11.15  Service of Process.

             The Company hereby waives personal service upon it of any process and hereby irrevocably appoints Corporation Trust Company as its agent for the purpose of accepting service of process. Process may be served in any suit, action, counterclaim or proceeding of the nature referred to in paragraph 11.14 by mailing copies thereof by registered or certified mail, postage prepaid, return receipt requested, to the addresses of the Company set forth in or pursuant to paragraph 11.2. The Company hereby agrees that such service (i) shall be deemed in every respect effective service of process upon it in any such suit, action, counterclaim or proceeding and (ii) shall to the fullest extent enforceable by law, be taken and held to be valid personal service upon and personal delivery to it.

      11.16  No Limitation on Service or Suit.

             Nothing in the Loan Documents or any modification, waiver, consent or amendment thereto shall affect the right of the Agent, the Swing Line Lender or any Lender to serve process in any manner permitted by law or limit the right of the Agent, the Swing Line Lender or any Lender to bring proceedings against the Company in the courts of any jurisdiction or jurisdictions.

      11.17  WAIVER OF TRIAL BY JURY.

             THE AGENT, THE SWING LINE LENDER, THE LENDERS AND THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREIN. FURTHER, THE COMPANY HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE AGENT, THE SWING LINE LENDER OR THE LENDERS, OR COUNSEL TO THE AGENT, THE SWING LINE LENDER OR THE LENDERS, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT, THE SWING LINE LENDER OR THE LENDERS WOULD NOT, IN THE EVENT
  OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. THE COMPANY ACKNOWLEDGES THAT THE AGENT, THE SWING LINE LENDER AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, INTER ALIA, THE PROVISIONS OF THIS PARAGRAPH.

      11.18  Adjustments; Set-off.

             (a) If any Lender or the Swing Line Lender (a "Benefited Lender") shall at any time receive any payment of all or any part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in paragraphs 9.1 (h) or (i), or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of such other Lender's Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders such portion of each such other Lender's Loans, or shall provide such other Lenders with the benefits of any such collateral, or the pro-ceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Company agrees that each Lender so purchasing a portion of another Lender's Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

             (b) In addition to any rights and remedies of the Lenders provided by law, upon the occurrence of an Event of Default and acceleration of the obligations owing in connection with the Loan Documents, or at any time upon the occurrence and during the continuance of an Event of Default under paragraphs 9.1(a) or 9.1(b), each Lender shall have the right, without prior notice to the Company, any such notice being expressly waived by the Company, to set off and apply against any obligation owing to such Lender under this Agreement (including obligations owing after giving effect to any sharing of payments pursuant to paragraph 11.18(a)), whether matured or unmatured, of the Company to such Lender, any amount owing from such Lender to the Company at, or at any time after, the happening of any of the above-mentioned events. To the extent permitted by applicable law, the aforesaid right of set-off may be exercised by such Lender against the Company, or against any trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of the Company or against anyone else claiming through or against the Company or such trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the making, filing or issuance of, or service upon such Lender of, or notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant. Each Lender agrees promptly to notify the Company and the Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and ap-plication.

      11.19  Change in Control.

             The Company agrees to give the Agent prompt written notice if at any time (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act) of a "controlling interest" (as defined below) of the outstanding shares of voting Stock of the Company pursuant to one or more transactions not approved by at least a majority of the individuals, in their capacities as directors, who served as directors of the Company on the date one year prior to the date of the first acquisition of voting Stock leading to such acquisition, provided, however, that a director who was not a director at the beginning of such period shall be deemed to have satisfied such one-year requirement if such director was elected by, or on the recom-mendation of, at least a majority of the directors who were directors at the beginning of such period (either actually or by prior operation of this provision), or (ii) a change in the majority of the board of directors of the Company occurs and the election of such majority was not supported by a majority of the incumbent board of directors. At any time not less than 30 days after receipt of such notice by the Agent, which notice shall specifically refer to this paragraph 11.19, or the Agent having received knowledge of such event, no notice having been given, the Agent may, pursuant to the direction of the Required Lenders, notify the Company that the Revolving Credit Commitments have been terminated and that the Notes and the Loans and all other obligations payable hereunder are to be paid in full within 10 days after the date of such notice from the Agent, whereupon the Notes and the Loans and all such other obligations under the Loan Documents shall become immediately due and payable. For purposes of this paragraph, a "controlling interest" shall mean either (a) a majority of the outstanding shares of voting Stock of the Company or (b) such lesser amount of shares of voting Stock that, in practice, enables such Person or Persons to replace a majority of the board of directors of the Company during any 12 month period.

      11.20  Confidentiality.

             Each Lender, the Swing Line Lender and the Agent (each, a "Recipient") agrees, on behalf of itself and each of its affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential, in accordance with sound banking practice and its customary procedures for safeguarding confidential information of third parties delivered to it, any non-public information furnished or made available to it by the Company (either directly or through the Agent) pursuant to this Agreement and which is identified by the Company as being confidential at the time it is so furnished or made available; provided that, nothing herein shall limit the disclosure of any such information by any Recipient (i) to the extent required by statute, rule, regulation or judicial process,
  (ii) to counsel for any Recipient to the extent such disclosure reasonably relates to the administration of Loans made hereunder,
  (iii) to bank examiners, auditors or accountants, (iv) to any other Recipient, (v) to the extent that, subsequent to such information being so furnished or made available, it shall become publicly known other than by reason of an act or omission of such Recipient, (vi) in connection with any litigation to which any one or more Recipients is a party, or (vii) to any assignee or participant (or prospective assignee or participant) permitted hereunder so long as such assignee or participant (actual or prospective) first agrees in writing for the benefit of the Company to be bound by the provisions of this paragraph
  11.20 in respect of all such information disclosed to it, but provided further that, unless specifically prohibited by applicable law or court order, each Recipient shall, prior to disclosure thereof, use its reasonable efforts to notify the Company of any request for disclosure of any such non-public confidential information (x) by any Governmental Body (other than any such request in connection with an examination of the financial condition of such Recipient by such Governmental Body) or (y) pursuant to legal process.

 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                               CARTER-WALLACE, INC.


                               By: s/Henry H. Hoyt, Jr.
                               Title: Chairman & Chief Executive
  Officer


                               THE BANK OF NEW YORK,
                               Individually and as Agent


                               By: s/William A. Kerr
                               Title: Vice President


                               THE CHASE MANHATTAN BANK, N.A.


                               By: s/Joan F. Garvin
                               Title: Vice President


                               CREDIT LYONNAIS
                               NEW YORK BRANCH


                               By: s/Mark A. Campellone
                               Title: Vice President & Manager


                               CREDIT LYONNAIS
                               CAYMAN ISLAND BRANCH


                               By: s/Mark A. Campellone
                               Title: Vice President & Manager


                               MELLON BANK, N.A.


                               By: s/John Paul Marotta
                               Title: Assistant Vice President



                               THE BANK OF NOVA SCOTIA


                               By: s/Stephen Lockhart
                               Title: Vice President